Exhibit 10.6

EXECUTION COPY

MASTER ASSET SWAP AGREEMENT

by and between

ALLEGHENY ENERGY SUPPLY COMPANY, LLC

and

MONONGAHELA POWER COMPANY

Dated as of December 31, 2006

6.7	Deliveries by Mon Power	56
6.8	Phase Two Revenue Bond Matters	57
ARTICLE VII REPRESENTATIONS, WARRANTIES AND DISCLAIMERS OF AE SUPPLY		57
7.1	Organization; Qualification	57
7.2	Authority	57
7.3	Consents and Approvals; No Violation	58
7.4	Insurance	58
7.5	Real Property Leases	59
7.6	Environmental Matters	59
7.7	Real Property	60
7.8	Condemnation	60
7.9	Contracts	60
7.10	Legal Proceedings	61
7.11	Permits	61
7.12	Taxes	61
7.13	Compliance With Laws	62
7.14	DISCLAIMERS REGARDING ASSETS	62
ARTICLE VIII REPRESENTATIONS, WARRANTIES AND DISCLAIMERS OF MON POWER		63
8.1	Incorporation; Qualification	63
8.2	Authority	63
8.3	Consents and Approvals; No Violation	64
8.4	Insurance	64
8.5	Real Property Leases	65
8.6	Environmental Matters	65
8.7	Real Property	66
8.8	Condemnation	66
8.9	Contracts	66
8.10	Legal Proceedings	66
8.11	Permits	67
8.12	Taxes	67
8.13	Compliance With Laws	68
8.14	DISCLAIMERS REGARDING ASSETS	68
ARTICLE IX COVENANTS OF THE PARTIES		69
9.1	Conduct of Business Relating to the Exchange Assets	69
9.2	Access to Information	70
9.3	Confidentiality	72
9.4	Expenses	72
9.5	Further Assurances	72
9.6	Consents and Approvals	74
9.7	Tax Matters	75
9.8	Advice of Changes	75
9.9	Risk of Loss	76
9.10	Amended and Restated Facilities Lease Agreement	77

ARTICLE X CONDITIONS		77
10.1	Conditions to Obligations of the Parties to Close Phase One	77
10.2	Conditions to Obligations of AE Supply to Close Phase One	77
10.3	Conditions to Obligations of Mon Power to Close Phase One	78
10.4	Conditions to Obligations of the Parties to Close Phase Two	80
10.5	Conditions to Obligations of AE Supply to Close Phase Two	80
10.6	Conditions to Obligations of Mon Power to Close Phase Two	80
ARTICLE XI TERMINATION; CERTAIN REMEDIES		81
11.1	Termination	81
11.2	Procedure and Effect of No-Default Termination	82
11.3	Specific Performance	82
11.4	Other Remedies	83
ARTICLE XII MISCELLANEOUS PROVISIONS		83
12.1	Amendment and Modification	83
12.2	Waiver of Compliance; Consents	83
12.3	No Survival	83
12.4	Notices	84
12.5	Assignment	84
12.6	Governing Law	85
12.7	Counterparts	85
12.8	Interpretation	85
12.9	Schedules and Exhibits	85
12.10	Entire Agreement	85
12.11	U.S. Dollars	85
12.12	Bulk Sales Laws	85
12.13	Tax Matters	85

MASTER ASSET SWAP AGREEMENT

MASTER ASSET SWAP AGREEMENT, dated as of December 31, 2006 (this “Agreement”), by and between Allegheny Energy Supply Company, LLC, a Delaware limited liability company (“AE Supply”) and Monongahela Power Company, an Ohio corporation (“Mon Power”). AE Supply, on the one hand, and Mon Power, on the other, are referred to individually as a “Party,” and collectively, as the “Parties.”

W I T N E S S E T H

WHEREAS, on July 13, 2005, the Parties, together with certain of their Affiliates (as defined herein), filed a Section 203 and Section 205 application (the “Application”) with the FERC (as defined herein), seeking, among other things, approval of a transaction between the Parties involving the exchange of interests in certain electric generation facilities as described in the Application (the “Transaction”); and

WHEREAS, the intent of the Transaction is to realign generation ownership and contractual arrangements within Allegheny Energy, Inc., including the anticipated transfer (i) by AE Supply to Mon Power of an interest in Fort Martin Station representing approximately 895 MWs, (ii) by Mon Power to AE Supply of an equity interest in AGC (as defined herein) representing approximately 127 MWs, an interest in Harrison Station representing approximately 13 MWs, an interest in Hatfield Station representing approximately 400 MWs, an interest in Pleasants Station representing approximately 276 MWs, an interest in Willow Island Station representing approximately 12 MWs, and a contractual interest in OVEC (as defined herein) representing approximately 67 MWs, and (iii) by AE Supply to Mon Power of an interest in Albright Station representing approximately 108 MWs, an equity interest in AGC representing approximately 316 MWs, an interest in Pleasants Station representing approximately 100 MWs, an interest in Rivesville Station representing approximately 21 MWs, and an interest in Willow Island Station representing approximately 48 MWs, in each case subject to certain potential adjustments and including the assumption of certain related liabilities; and

WHEREAS, in order to implement the Transaction, the Parties desire to set forth in this Agreement the definitive terms and conditions pursuant to which (i) AE Supply will transfer to Mon Power its Fort Martin Percentage Interest (as defined herein) and certain related liabilities and Mon Power will transfer to AE Supply its Phase One Asset Percentage Interests (as defined herein) and certain related liabilities (such transactions, “Phase One”), and (ii) AE Supply will transfer to Mon Power its Phase Two Asset Percentage Interests (as defined herein) and certain related liabilities (such transactions, “Phase Two”); and

WHEREAS, the Parties expect to consummate (i) Phase One as soon as practicable following the date hereof, subject to the terms and conditions of this Agreement, and (ii) Phase Two contemporaneous with, or as soon as practicable following, the consummation of Phase One, subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

(1) “Acquiring Party” means, with respect to the AE Supply Phase One Assets and the AE Supply Phase Two Assets, Mon Power (or, if applicable, a Subsidiary of Mon Power), and with respect to the Mon Power Phase One Assets, AE Supply (or, if applicable, a Subsidiary of AE Supply).

(2) “AGC” means Allegheny Generating Company, a Virginia corporation.

(3) “AGC Interest” means any equity interest in AGC comprising a portion of the Phase One Assets or the Phase Two Assets.

(4) “AE Supply” has the meaning set forth in the preamble to this Agreement.

(5) “AE Supply Phase One Assets” has the meaning set forth in Section 2.1.

(6) “AE Supply Phase One Assignment and Assumption Agreement” means the Assignment and Assumption Agreement between AE Supply and Mon Power, in a form reasonably acceptable to AE Supply and Mon Power.

(7) “AE Supply Phase One Closing Payments” has the meaning set forth in Section 5.2(b).

(8) “AE Supply Phase One Estimated Closing Payments” has the meaning set forth in Section 5.2(d).

(9) “AE Supply Phase One Estimated Closing Statement” has the meaning set forth in Section 5.2(d).

(10) “AE Supply Phase One Financing Instruments” has the meaning set forth in Section 10.3(b).

(11) “AE Supply Phase Two Assets” has the meaning set forth in Section 4.1.

(12) “AE Supply Phase Two Assignment and Assumption Agreement” means the Assignment and Assumption Agreement between AE Supply and Mon Power, in a form reasonably acceptable to AE Supply and Mon Power.

(13) “AE Supply Phase Two Closing Payments” has the meaning set forth in Section 6.2(b).

(14) “AE Supply Phase Two Estimated Closing Payments” has the meaning set forth in Section 6.2(c).

(15) “AE Supply Phase Two Estimated Closing Statement” has the meaning set forth in Section 6.2(c).

(16) “AE Supply Phase Two Financing Instruments” has the meaning set forth in Section 10.6(a).

(17) “AE Supply Representatives” means AE Supply’s authorized representatives, including without limitation, its professional and financial advisors.

(18) “AE Supply Required Regulatory Approvals” has the meaning set forth in Section 7.3(b).

(19) “Affiliate” has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

(20) “Agreement” means this Master Asset Swap Agreement, together with the Exhibits and Schedules attached hereto, as the same may be from time to time amended.

(21) “Amended and Restated Facilities Lease Agreement” means that certain Amended and Restated Facilities Lease and Assignment Agreement, by and between AE Supply and Mon Power, to be effective as of the Phase One Closing Date, in the form attached to the Application.

(22) “Amended and Restated Service Agreement” means that certain Amended and Restated Full Requirements Service Agreement, by and between Mon Power and The Potomac Edison Company, dba Allegheny Power, to be effective as of the Phase One Closing Date, in the form attached to the Application.

(23) “Ancillary Agreements” means each of those agreements and other instruments contemplated to be executed and delivered in connection with the Phase One Closing or the Phase Two Closing pursuant to the terms of this Agreement, in each case as the same may be from time to time amended.

(24) “Application” has the meaning set forth in the recitals to this Agreement.

(25) “Assigned Agreements” means, with respect to AE Supply as the Conveying Party, the Fort Martin Agreements and the Phase Two Agreements, as applicable, and with respect to Mon Power as the Conveying Party, the Phase One Agreements.

(26) “Assumed AE Supply Phase One Liabilities” has the meaning set forth in Section 2.3.

(27) “Assumed AE Supply Phase Two Liabilities” has the meaning set forth in Section 4.3.

(28) “Assumed Liabilities” means the Assumed AE Supply Phase One Liabilities, the Assumed AE Supply Phase Two Liabilities and the Assumed Mon Power Phase One Liabilities, as applicable.

(29) “Assumed Mon Power Phase One Liabilities” has the meaning set forth in Section 3.3.

(30) “Bills of Sale” means the Bills of Sale, each in a form reasonably acceptable to Mon Power and AE Supply, to be delivered by each Conveying Party at the Phase One Closing or the Phase Two Closing, as the case may be, with respect to the Fort Martin Tangible Personal Property, the Phase One Tangible Personal Property and the Phase Two Tangible Personal Property, as the case may be.

(31) “Business Day” means any day other than Saturday, Sunday and any day which is a day on which banking institutions in the State of New York are authorized by law or other governmental action to close.

(32) “Capital Expenditures” means Fort Martin Capital Expenditures, Phase One Capital Expenditures and Phase Two Capital Expenditures, as applicable.

(33) “Capital Spare Parts” means any major equipment items of significant cost that are essential to the operation of the Exchange Assets of a Conveying Party. Such equipment is generally a long lead-time item and, consistent with past practice, has been assigned to the capital base of the respective Exchange Asset upon delivery and prior to its placement in service.

(34) “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended.

(35) “Closing Payments” means the AE Supply Phase One Closing Payments, the Mon Power Phase One Closing Payments and the AE Supply Phase Two Closing Payments, as applicable.

(36) “Code” means the Internal Revenue Code of 1986, as amended.

(37) “Commercially Reasonable Efforts” means efforts by a Party that do not require the performing Party to expend any funds other than expenditures that are customary and reasonable in transactions of the kind and nature contemplated by this Agreement in order for the performing Party to satisfy its obligations hereunder.

(38) “Conveying Party” means, with respect to the AE Supply Phase One Assets and the AE Supply Phase Two Assets, AE Supply (or, if applicable, a Subsidiary of AE Supply), and with respect to the Mon Power Phase One Assets, Mon Power (or, if applicable, a Subsidiary of Mon Power).

(39) “Emission Reduction Credits” means any credit, certification or related intangible environmental benefit that is recognized by a Governmental Authority or non-governmental entity that results from the reduction in emissions of any pollutant (including without limitation, NOx, SO2, CO, VOCs and CO2) from an emitting source or facility. The term “Emission Reduction Credit” shall include so-called early compliance SO2 credits and so-called early compliance NOx credits, as well as any other credit, certification or related asset regardless of the name assigned to such asset by a Governmental Authority or non-governmental entity.

(40) “Encumbrances” means any mortgages, pledges, liens, security interests, conditional and installment sale agreements, activity and use limitations, conservation easements, deed restrictions, encumbrances and charges of any kind.

(41) “Environmental Claim” means any and all pending and/or threatened administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other written communication, whether criminal or civil, pursuant to or relating to any applicable Environmental Law or pursuant to a common law theory, by any Person (including, but not limited to, any Governmental Authority, private person and citizens’ group) based upon, alleging, asserting or claiming any actual or potential (a) violation of, or liability under, any Environmental Law, (b) violation of any Environmental Permit, or (c) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to any Environmental Condition or any Release or threatened Release into the environment of any Regulated Substances at any location related to the Exchange Assets, including, but not limited to, any Off-Site Location to which Regulated Substances, or materials containing Regulated Substances, were sent for handling, storage, treatment, or disposal.

(42) “Environmental Condition” means the presence or Release of a Regulated Substance (other than a naturally-occurring substance) on or in environmental media, or structures on Real Property, at an Off-Site Location or other property (including the presence in surface water, groundwater, soils or subsurface strata, or air), including the subsequent migration of any such Regulated Substance, regardless of when such presence or Release occurred or is discovered.

(43) “Environmental Laws” means all federal, state, local, provincial, foreign and international civil and criminal laws, regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders relating to pollution or protection of the environment, natural resources or human health and safety, including, without limitation, laws relating to Releases or threatened Releases of Regulated Substances (including, without limitation, Releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Regulated Substances. “Environmental Laws” include: CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Oil Pollution Act (33 U.S.C. §§ 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. §§ 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act (42 U.S.C. §300f et seq.), the Surface Mining Control and Reclamation Act (30 U.S.C. §§1251-1279), and regulations adopted pursuant thereto, and counterpart state and local laws, and regulations adopted pursuant thereto.

(44) “Environmental Permits” means the Fort Martin Environmental Permits, the Phase One Environmental Permits and the Phase Two Environmental Permits, as applicable.

(45) “Estimated Closing Payment” means the AE Supply Phase One Estimated Closing Payment, the Mon Power Phase One Estimated Closing Payment or the AE Supply Phase Two Estimated Closing Payment, as applicable.

(46) “Estimated Closing Statement” means the AE Supply Phase One Estimated Closing Statement, the Mon Power Phase One Estimated Closing Statement or the AE Supply Phase Two Estimated Closing Statement, as applicable.

(47) “Exchange Assets” means the AE Supply Phase One Assets, the Mon Power Phase One Assets and the AE Supply Phase Two Assets, as applicable.

(48) “Excluded AE Supply Phase One Assets” has the meaning set forth in Section 2.2.

(49) “Excluded AE Supply Phase One Liabilities” has the meaning set forth in Section 2.4.

(50) “Excluded AE Supply Phase Two Assets” has the meaning set forth in Section 4.2.

(51) “Excluded AE Supply Phase Two Liabilities” has the meaning set forth in Section 4.4.

(52) “Excluded Mon Power Phase One Assets” has the meaning set forth in Section 3.2.

(53) “Excluded Mon Power Phase One Liabilities” has the meaning set forth in Section 3.4.

(54) “Excluded Liabilities” means the Excluded AE Supply Phase One Liabilities, the Excluded Mon Power Phase One Liabilities and the Excluded AE Supply Phase Two Liabilities, as applicable.

(55) “Exempt Facilities” means those AE Supply Phase One Assets listed in Schedule 2.3(g), those AE Supply Phase Two Assets listed in Schedule 4.3(h), and those Mon Power Phase One Assets listed in Schedule 3.3(g), as the case may be.

(56) “Facilities Lease Agreement” means that certain Facilities Lease Agreement, dated as of August 1, 2000, by and between AE Supply and The Potomac Edison Company, dba Allegheny Power.

(57) “Facilities Lease Agreement Assignment and Assumption” means an assignment and assumption agreement pursuant to which The Potomac Edison Company assigns to Mon Power, and Mon Power assumes from The Potomac Edison Company, the Facilities Lease Agreement.

(58) “FERC” means the Federal Energy Regulatory Commission or any successor agency thereto.

(59) “Final Order” means an action by the relevant Governmental Authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended and/or with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired.

(60) “FIRPTA Affidavit” means the Foreign Investment in Real Property Tax Act Certification and Affidavit to be executed by AE Supply and Mon Power, in a form reasonably acceptable to AE Supply and Mon Power.

(61) “Fort Martin Agreements” means (i) any contracts, agreements, licenses and personal property leases entered into by AE Supply with respect to the ownership, operation or maintenance of the AE Supply Phase One Assets, whether or not disclosed on Schedule 7.9(a), but excluding the Fort Martin Real Property Leases and (ii) the Service Agreement.

(62) “Fort Martin Capital Expenditures” means capital additions to or replacements of property, plants and equipment included in the AE Supply Phase One Assets and other expenditures or repairs on property, plants and equipment included in the AE Supply Phase One Assets that would be capitalized by AE Supply in accordance with its normal accounting policies.

(63) “Fort Martin Capital Spare Parts” means Capital Spare Parts related to the AE Supply Phase One Assets and set forth on Schedule 1.1(63).

(64) “Fort Martin Emission Reduction Credits” means the Emission Reduction Credits allocated to AE Supply and related to the Fort Martin Percentage Interest.

(65) “Fort Martin Environmental Permits” means the permits, registrations, certificates, certifications, licenses and authorizations, consents and approvals of Governmental Authorities required under Environmental Laws and held by AE Supply with respect to the AE Supply Phase One Assets.

(66) “Fort Martin Inventories” means materials, spare parts, consumable supplies and chemical inventories relating to the operation of Fort Martin Station, provided that “Fort Martin Inventories” shall not include Capital Spare Parts, Fuel Supplies, Fort Martin SO2 Emission Allowances or Fort Martin NOx Emission Allowances.

(67) “Fort Martin NOx Emission Allowances” means NOx Emission Allowances allocated to AE Supply and related to the Fort Martin Percentage Interest.

(68) “Fort Martin Percentage Interest” means all of AE Supply’s ownership interest in Fort Martin Station, representing 895 megawatts with a market value of $738 million (as determined in accordance with the Market Expert’s Report), to be transferred to Mon Power in Phase One of the Transaction.

(69) “Fort Martin Permits” means any permits, licenses, registrations, franchises and other authorizations, consents and approvals of Governmental Authorities (but in each case excluding Fort Martin Environmental Permits) held by AE Supply with respect to the AE Supply Phase One Assets.

(70) “Fort Martin Real Property” has the meaning set forth in Section 2.1(a). Any reference to the Fort Martin Real Property includes, by definition, AE Supply’s right, title and interest in and to the surface and subsurface elements, including the soils and groundwater present at the Fort Martin Real Property, and any reference to items “at the Fort Martin Real Property” includes all items “at, on, in, upon, over, across, under and within” the Fort Martin Real Property.

(71) “Fort Martin Real Property Leases” has the meaning set forth in Section 7.5.

(72) “Fort Martin SO2 Emission Allowances” means SO2 Emission Allowances allocated to AE Supply and related to the Fort Martin Percentage Interest.

(73) “Fort Martin Tangible Personal Property” has the meaning set forth in Section 2.1(c).

(74) “Fort Martin Transferable Permits” means those Fort Martin Permits and Fort Martin Environmental Permits that may be transferred at the Phase One Closing without a filing with, notice to, consent of or approval of any Governmental Authority, as set forth in Schedule 7.11(c).

(75) “Fuel Supplies” means the supplies of coal, fuel oil, natural gas or alternative fuels related to the operation of any Plant that are either (i) located at such Plant or (ii) titled to the Conveying Party and allocated to, and in transit to, such Plant.

(76) “GAAP” means U.S. generally accepted accounting principles.

(77) “Good Utility Practices” mean any practices, methods, standards, guides or acts, as applicable, that are:

(a) required by any Governmental Authority, regional or national reliability council, or national trade organization, including NERC, ECAR, Edison Electric Institute, or American Society of Mechanical Engineers, or the successor of any of them, whether or not the Party whose conduct is at issue is a member thereof;

(b) otherwise engaged in or approved by a significant portion of the electric utility industry during the relevant time period which in the exercise of reasonable judgment in light of the facts known at the time a decision was made, could have been expected to accomplish the desired result in a manner consistent with law, regulation, good business practices, generation, transmission, and distribution reliability, safety, environmental protection, economy, and expediency. Good Utility Practice is intended to be acceptable practices, methods, or acts generally accepted in the region, and is not intended to be limited to the optimum practices, methods, or acts to the exclusion of all others; and

(c) reasonably necessary to maintain the reliability of the Plants.

(78) “Governmental Authority” means any foreign, federal, state, local or other governmental, regulatory or administrative agency, court, commission, department, board, or other governmental subdivision, legislature, rulemaking board, court, tribunal, arbitrating body or other governmental authority.

(79) “Income Tax” means any federal, state, local or foreign Tax (a) based upon, measured by or calculated with respect to gross or net income, profits or receipts (including, without limitation, capital gains Taxes and minimum Taxes) or (b) based upon, measured by or calculated with respect to multiple bases (including, without limitation, corporate franchise taxes) if one or more of the bases on which such Tax may be based, measured by or calculated with respect to, is described in clause (a), in each case together with any interest, penalties, or additions to such Tax.

(80) “Independent Accounting Firm” means such independent accounting firm of national reputation as is mutually appointed by AE Supply and Mon Power.

(81) “Inspection” means all tests, reviews, examinations, inspections, investigations, verifications, samplings and similar activities conducted by an Acquiring Party or its authorized representatives, including without limitation, its professional and financial advisors, with respect to the Exchange Assets prior to the Phase One Closing or Phase Two Closing, as applicable.

(82) “Interim Liabilities” has the meaning set forth in Section 4.3(f).

(83) “Inventories” means the Fort Martin Inventories, Phase One Inventories and the Phase Two Inventories, as applicable.

(84) “Knowledge” means the actual knowledge of the corporate officers or Plant managers of the specified Person charged with responsibility for the particular function as of the date of this Agreement, or, with respect to any certificate delivered pursuant to this Agreement, the date of delivery of the certificate.

(85) “Market Expert’s Report” means the Independent Market Expert’s Report prepared by PA Consulting Group and attached to the Application.

(86) “Material Adverse Effect” means any change in, or effect on, any Exchange Asset, from or after the date hereof that is materially adverse to the operations or condition (financial or otherwise) of such Exchange Asset, other than: (a) any change affecting the international, national, regional or local electric industry as a whole and not specific and exclusive to such Exchange Asset; (b) any change or effect resulting from changes in the international, national, regional or local wholesale or retail markets for electric power; (c) any change or effect resulting from changes in the international, national, regional or local markets for any fuel used in connection with such Exchange Asset; (d) any change or effect resulting from changes in the North American, national, regional or local electric transmission systems or operations thereof; (e) any materially adverse change in or effect on such Exchange Asset which is cured (including by the payment of money) by the Conveying Party before the Termination Date; (f) any order of any court or Governmental Authority applicable to the providers of generation, transmission or distribution of electricity generally that imposes restrictions, regulations or other requirements thereon; and (g) the application of any of the prevention of significant deterioration provisions or the new source review provisions of the Clean Air Act, 42 U.S.C. Parts C and D.

(87) “Mon Power Phase One Assets” has the meaning set forth in Section 3.1

(88) “Mon Power Phase One Assignment and Assumption Agreement” means the Assignment and Assumption Agreement between Mon Power and AE Supply, in a form reasonably acceptable to Mon Power and AE Supply.

(89) “Mon Power Phase One Closing Payments” has the meaning set forth in Section 5.2(c).

(90) “Mon Power Phase One Estimated Closing Payments” has the meaning set forth in Section 5.2(d).

(91) “Mon Power Phase One Estimated Closing Statement” has the meaning set forth in Section 5.2(d).

(92) “Mon Power Phase One Financing Instruments” has the meaning set forth in Section 10.2(b).

(93) “Mon Power Representatives” means Mon Power’s authorized representatives, including without limitation, its professional and financial advisors.

(94) “Mon Power Required Regulatory Approvals” has the meaning set forth in Section 8.3(b).

(95) “New Facilities Lease Agreement” means that certain Facilities Lease and Assignment Agreement, by and between Mon Power and The Potomac Edison Company, dba Allegheny Power, to be effective as of the Phase One Closing Date, in the form attached to the Application.

(96) “NOx Budget Program” means any state or federal regulatory program under which the United States or any state establishes a state, regional or national cap on emissions of nitrogen oxide or NOx and requires the surrender of allowances or other authorizations for the right to emit an amount of NOx as a means of ensuring compliance with such state, regional or national emissions cap. “NOx Budget Program(s)” shall include the Clean Air Interstate Rule, the Ozone and Nitrogen Oxide Transport rule and any other current or future program that is designed to control NOx emissions and applies to any of the Plants.

(97) “NOx Emission Allowance” means an authorization by the applicable state or federal Governmental Authority under a NOx Budget Program authorizing the emission of a quantity of nitrogen oxides or NOx as defined by the applicable state or federal Governmental Authority.

(98) “Off-Site Location” means any real property other than the Real Property.

(99) “OVEC Agreement” means the agreement dated the 10th of July, 1953 and originally entered into by and among Ohio Valley Electric Corporation, Appalachian Electric Power Company, The Cincinnati Gas & Electric Company, Columbus and Southern Ohio Electric Company, The Dayton Power and Light Company, Indiana & Michigan Electric Company, Kentucky Utilities Company, Louisville Gas and Electric Company, Monongahela Power Company, Ohio Edison Company, The Ohio Power Company, Pennsylvania Power Company, The Potomac Edison Company, Southern Indiana Gas and Electric Company, The Toledo Edison Company, and West Penn Power Company (as may be amended, modified, or amended and restated from time to time) and the Amended and Restated Inter-Company Power Agreement, dated as of March 13, 2006, among the Allegheny Energy Supply Company, LLC, Ohio Valley Electric Corporation, Appalachian Power Company, the Cincinnati Gas & Electric Company, Columbus Southern Power Company, the Dayton Power and Light Company, FirstEnergy Generation Corporation, Indiana Michigan Power Company, Kentucky Utilities Company, Louisville Gas and Electric Company, Monongahela Power Company, Ohio Power Company, and Southern Indiana Gas and Electric Company (as may be amended, modified, or amended and restated from time to time).

(100) “OVEC Interest” means any contractual interests in the OVEC Agreement comprising a portion of the Phase One Assets.

(101) “Party” has the meaning set forth in the Recitals.

(102) “Permits” means with respect to the Exchange Assets, any permits, licenses, registrations, franchises and other authorizations, consents and approvals of Governmental Authorities (but in each case excluding Environmental Permits) held by AE Supply or Mon Power, as applicable.

(103) “Permitted Encumbrances” means: (a) those exceptions to title listed in Schedule 1.1(103); (b) statutory liens for Taxes or other governmental charges or assessments not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings; (c) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Conveying Party or the validity of which are being contested in good faith; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities; (f) prior to the Phase One Closing or the Phase Two Closing, as applicable, liens relating to the Revenue Bonds, and following the Phase One Closing or the Phase Two Closing, as applicable, liens relating to those Revenue Bonds the debt obligations of which are assumed, in whole or in part, pursuant to the terms of this Agreement by the Acquiring Party at the Phase One Closing or the Phase Two Closing, as the case may be; and (g) other liens, imperfections in or failure of title, charges, easements, restrictions and Encumbrances that do not materially, individually or in the aggregate, detract from the value of the applicable Exchange Assets as currently used or materially interfere with the present use of such Exchange Assets and neither secure indebtedness, nor individually or in the aggregate create a Material Adverse Effect.

(104) “Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization or governmental entity or any department or agency thereof.

(105) “Phase One” has the meaning set forth in the recitals to this Agreement.

(106) “Phase One Agreements” means any contracts, agreements, licenses and personal property leases entered into by Mon Power with respect to the ownership, operation or maintenance of the Mon Power Phase One Assets, whether or not disclosed on Schedule 8.9(a), but excluding the Phase One Real Property Leases.

(107) “Phase One Assets” means Mon Power’s right, title and interest in and to the physical assets comprising Harrison Station, Hatfield Station, Pleasants Station, Willow Island Station, its equity interests in AGC and its contractual interests in the OVEC Agreement.

(108) “Phase One Capital Expenditures” means capital additions to or replacements of property, plants and equipment included in the Mon Power Phase One Assets and other expenditures or repairs on property, plants and equipment included in the Mon Power Phase One Assets that would be capitalized by Mon Power in accordance with its normal accounting policies.

(109) “Phase One Capital Spare Parts” means Capital Spare Parts related to the Mon Power Phase One Assets and set forth on Schedule 1.1(109).

(110) “Phase One Closing” has the meaning set forth in Section 5.1.

(111) “Phase One Closing Date” means the date on which the Phase One Closing occurs.

(112) “Phase One Closing Payment Balance” has the meaning set forth in Section 5.3(c).

(113) “Phase One Closing Payments” has the meaning set forth in Section 5.2(a).

(114) “Phase One Emission Reduction Credits” means the Emission Reduction Credits allocated to Mon Power related to the Phase One Percentage Interests.

(115) “Phase One Environmental Permits” means the permits, registrations, certificates, certifications, licenses and authorizations, consents and approvals of Governmental Authorities required under Environmental Laws and held by Mon Power with respect to the Mon Power Phase One Assets.

(116) “Phase One Final Adjustment” has the meaning set forth in Section 5.2(f).

(117) “Phase One Inventories” means materials, spare parts, consumable supplies and chemical inventories relating to the operation of any of the Phase One Assets, provided that “Phase One Inventories” shall not include Capital Spare Parts, Fuel Supplies, Phase One SO2 Emission Allowances or Phase One NOx Emission Allowances.

(118) “Phase One NOx Emission Allowances” means NOx Emission Allowances allocated to Mon Power and related to the Phase One Percentage Interests.

(119) “Phase One Percentage Interests” means such percentage ownership interests of Mon Power in the Phase One Assets to be conveyed to AE Supply at the Phase One Closing as the parties may mutually agree, or as may be required, pursuant to Section 1.4 of this Agreement.

(120) “Phase One Permits” means any permits, licenses, registrations, franchises and other authorizations, consents and approvals of Governmental Authorities (but in each case excluding Phase One Environmental Permits) held by Mon Power with respect to the Mon Power Phase One Assets.

(121) “Phase One Real Property” has the meaning set forth in Section 3.1(a). Any reference to the Phase One Real Property includes, by definition, Mon Power’s right, title and interest in and to the surface and subsurface elements, including the soils and groundwater present at the Phase One Real Property, and any reference to items “at the Phase One Real Property” includes all items “at, on, in, upon, over, across, under and within” the Phase One Real Property.

(122) “Phase One Real Property Leases” has the meaning set forth in Section 8.5.

(123) “Phase One SO2 Emission Allowances” means SO2 Emission Allowances allocated to Mon Power and related to the Phase One Percentage Interests.

(124) “Phase One Tangible Personal Property” has the meaning set forth in Section 3.1(c).

(125) “Phase One Transferable Permits” means those Phase One Permits and Phase One Environmental Permits that may be transferred at the Phase One Closing without a filing with, notice to, consent of or approval of any Governmental Authority, as set forth in Schedule 8.11(c).

(126) “Phase Two” has the meaning set forth in the recitals to this Agreement.

(127) “Phase Two Agreements” means any contracts, agreements, licenses and personal property leases entered into by AE Supply with respect to the ownership, operation or maintenance of the AE Supply Phase Two Assets, whether or not disclosed on Schedule 7.9(a), but excluding the Phase Two Real Property Leases.

(128) “Phase Two Assets” means AE Supply’s right, title and interest in and to the physical assets comprising Albright Station, Pleasants Station, Rivesville Station and Willow Island Station and its equity interests in AGC.

(129) “Phase Two Capital Expenditures” means capital additions to or replacements of property, plants and equipment included in the AE Supply Phase Two Assets and other expenditures or repairs on property, plants and equipment included in the AE Supply Phase Two Assets that would be capitalized by AE Supply in accordance with its normal accounting policies.

(130) “Phase Two Capital Spare Parts” means Capital Spare Parts related to the AE Supply Phase Two Assets and set forth on Schedule 1.1(130).

(131) “Phase Two Closing” has the meaning set forth in Section 6.1.

(132) “Phase Two Closing Date” means the date on which the Phase Two Closing occurs.

(133) “Phase Two Closing Payments” has the meaning set forth in Section 6.2(a).

(134) “Phase Two Emission Reduction Credits” means the Emission Reduction Credits allocated to AE Supply and related to the Phase Two Percentage Interests.

(135) “Phase Two Environmental Permits” means the permits, registrations, certificates, certifications, licenses and authorizations, consents and approvals of Governmental Authorities required under Environmental Laws and held by AE Supply with respect to the AE Supply Phase Two Assets.

(136) “Phase Two Final Adjustment” has the meaning set forth in Section 6.2(e).

(137) “Phase Two Inventories” means materials, spare parts, consumable supplies and chemical inventories relating to the operation of any of the Phase Two Assets, provided that “Phase Two Inventories” shall not include Capital Spare Parts, Fuel Supplies, Phase Two SO2 Emission Allowances, or Phase Two NOx Emission Allowances.

(138) “Phase Two NOx Emission Allowances” means NOx Emission Allowances allocated to AE Supply and related to the Phase Two Percentage Interests.

(139) “Phase Two Percentage Interests” mean such percentage ownership interests of AE Supply in the Phase Two Assets to be conveyed to Mon Power at the Phase Two Closing as the Parties may mutually agree, or as may be required, pursuant to Section 1.4 of this Agreement.

(140) “Phase Two Permits” means any permits, licenses, registrations, franchises and other authorizations, consents and approvals of Governmental Authorities (but in each case excluding Phase Two Environmental Permits) held by AE Supply with respect to the AE Supply Phase Two Assets.

(141) “Phase Two SO2 Emission Allowances” means SO2 Emission Allowances allocated to AE Supply and related to the Phase Two Percentage Interests.

(142) “Phase Two Real Property” has the meaning set forth in Section 4.1(a). Any reference to the Phase Two Real Property includes, by definition, AE Supply’s right, title and interest in and to the surface and subsurface elements, including the soils and groundwater present at the Phase Two Real Property, and any reference to items “at the Phase Two Real Property” includes all items “at, on, in, upon, over, across, under and within” the Phase Two Real Property.

(143) “Phase Two Real Property Leases” has the meaning set forth in Section 7.5.

(144) “Phase Two Tangible Personal Property” has the meaning set forth in Section 4.1(c).

(145) “Phase Two Transferable Permits” means those Phase Two Permits and Phase Two Environmental Permits that may be transferred at the Phase Two Closing without a filing with, notice to, consent of or approval of any Governmental Authority, as set forth in Schedule 7.11(c).

(146) “Plant” means, (i) with respect to the AE Supply Phase One Assets, the Fort Martin Station, (ii) with respect to the Mon Power Phase One Assets, Harrison Station, Hatfield Station, Pleasants Station, Willow Island Station, Bath County Station and the generating facilities operated pursuant to the OVEC Agreement, and (iii) with respect to the AE Supply Phase Two Assets, Albright Station, Pleasants Station, Rivesville Station, Willow Island Station and Bath County Station.

(147) “Proposed AE Supply Phase One Final Adjustments” has the meaning set forth in Section 5.2(e).

(148) “Proposed Mon Power Phase One Final Adjustments” has the meaning set forth in Section 5.2(e).

(149) “Proposed AE Supply Phase Two Final Adjustments” has the meaning set forth in Section 6.2(d).

(150) “Proposed Final Adjustment” means the Proposed AE Supply Phase One Final Adjustment, Proposed Mon Power Phase One Final Adjustment or the Proposed AE Supply Phase Two Final Adjustment, as applicable.

(151) “Proprietary Information” of a Party means all information about the Party or its Affiliates, including their respective properties or operations, furnished to the other Party or its Representatives by the Party or its Representatives, after the date hereof, regardless of the manner or medium in which it is furnished and all analyses, reports, tests or other information created or prepared by, or on behalf of, a Party in respect of the same. Proprietary Information does not include information that: (a) is or becomes generally available to the public, other than as a result of a disclosure by the other Party or its Representatives; (b) was available to the other Party on a nonconfidential basis prior to its disclosure by the Party or its Representatives; (c) becomes available to the other Party on a nonconfidential basis from a person, other than the Party or its Representatives, who is not otherwise bound by a confidentiality agreement with the Party or its Representatives, or is not otherwise under any obligation to the Party or any of its Representatives not to transmit the information to the other Party or its Representatives; or (d) is independently developed by the other Party.

(152) “Real Property” means the Fort Martin Real Property, the Phase One Real Property and the Phase Two Real Property, as applicable.

(153) “Real Property Leases” means Fort Martin Real Property Leases, Phase One Real Property Leases and Phase Two Real Property Leases, as applicable.

(154) “Regulated Substances” means (a) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and dielectric fluid containing polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants” or words of similar meaning and regulatory effect under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which or whose discharge, emission, disposal or Release is prohibited, limited or regulated by any applicable Environmental Law.

(155) “Release” means release, spill, leak, discharge, dispose of, pump, pour, emit, empty, inject, leach, dump or allow to escape into or through the environment.

(156) “Remediation” means any action taken in the investigation, removal, confinement, cleanup, treatment, or monitoring of an Environmental Condition on Real Property or Off-Site Location, including, without limitation, (a) obtaining any Permits or Environmental Permits required for such remedial activities, and (b) implementation of any engineering controls and institutional controls. The term “Remediation” includes, without limitation, any action which constitutes “removal action” or “remedial action” as defined by Section 101 of CERCLA, 42 U.S.C. §6901(23) and (24).

(157) “Representatives” means the AE Supply Representatives and the Mon Power Representatives, as applicable.

(158) “Required Regulatory Approvals” means the AE Supply Required Regulatory Approvals and the Mon Power Required Regulatory Approvals, as applicable.

(159) “Revenue Bonds” means those industrial development revenue bonds or private activity bonds (including so-called pollution control bonds) that are issued by various governmental agencies and authorities and the proceeds of which were or are used to finance or refinance, in whole or in part, any of the Exchange Assets, including the Exempt Facilities.

(160) “SEC” means the Securities and Exchange Commission and any successor agency thereto.

(161) “Service Agreement” means that certain Service Agreement, dated as of August 1, 2000, by and between The Potomac Edison Company, dba Allegheny Power, and AE Supply.

(162) “Service Agreement Assignment and Assumption” means an assignment and assumption agreement pursuant to which AE Supply assigns to Mon Power, and Mon Power assumes from AE Supply, the Service Agreement.

(163) “SO2 Emission Allowance” means a limited authorization issued by the Administrator of the USEPA under the Clean Air Act, 42 U.S.C. § 7401, et seq., to emit one ton of sulfur dioxide during or after a specified calendar year.

(164) “Subsidiary” when used in reference to any Person means any entity of which outstanding securities, having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions of such entity are owned directly or indirectly by such Person.

(165) “Taxes” means all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local or foreign taxing authority, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security, gross receipts, license, stamp, occupation, employment or other taxes, including any interest, penalties or additions attributable thereto.

(166) “Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) required to be supplied to any taxing authority with respect to Taxes including amendments thereto.

(167) “Transaction” has the meaning set forth in the recitals to this Agreement.

(168) “Transferable Permit” means a Fort Martin Transferable Permit, Phase One Transferable Permit or Phase Two Transferable Permit, as applicable.

(169) “Transfer Taxes” means any real property transfer or gains tax, sales tax, conveyance fee, use tax, stamp tax, stock transfer tax or other similar tax, including any related penalties, interest and additions to tax.

(170) “Transmission Assets” means with respect to a Plant, the electrical transmission and distribution facilities (as opposed to generation facilities) located on Real Property or forming part of such Plant (whether or not regarded as a “transmission”, “distribution” or “generation” asset for regulatory or accounting purposes), including all switchyard facilities, substation facilities and support equipment, as well as all permits, contracts and warranties, to the extent they relate to such transmission and distribution assets; provided, however, that for purposes of this Agreement, Transmission Assets shall not include, and specifically excludes, step-up transformers.

(171) “Transmission Easements” means those easements or other rights to access held by a Conveying Party over, across, through or under any Real Property transferred by such Conveying Party hereunder for the purpose of accessing, maintaining and operating any of such Conveying Party’s Transmission Assets located on such Real Property.

(172) “USEPA” means the United States Environmental Protection Agency and any successor agency thereto.

(173) “Warranty Deed” means a special warranty deed or limited warranty deed, as applicable, in a form reasonably acceptable to Mon Power and AE Supply.

(174) “WVPSC” means the West Virginia Public Service Commission, and any successor agency thereto.

1.2 Certain Interpretive Matters. In this Agreement, unless the context otherwise requires, the singular shall include the plural, the masculine shall include the feminine and neuter, and vice versa. The term “includes” or “including” shall mean “including without limitation.” In addition, (i) references to a Section, Article, Exhibit or Schedule shall mean a Section, Article, Exhibit or Schedule of this Agreement; (ii) reference to a given agreement or instrument shall be a reference to that agreement or instrument as modified, amended, supplemented or restated through the date as of which such reference is made; (iii) references to any Person shall include its permitted successors and assigns and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities; and (iv) references to laws, rules and regulations shall include such laws, rules and regulations as they may from time to time be amended, modified or supplemented.

1.3 Simultaneous Closings; Timing of Phase Two Closing. To the extent that the conditions precedent to the consummation of the Phase Two Closing, as set forth in Sections 10.4, 10.5 and 10.6 of this Agreement, are satisfied or waived on or before the date of the Phase One Closing, either Party may elect to consummate the Phase Two Closing simultaneously with the Phase One Closing. Upon any such election, the Parties shall cause the Phase One Closing and the Phase Two Closing to occur simultaneously and, in connection therewith, the Parties shall agree to such changes to this Agreement as shall be necessary or advisable to accomplish such simultaneous closings. Subject to the provisions of Article XI, in the event that the Phase One Closing and the Phase Two Closing do not occur simultaneously, it is the intention of the Parties to cause the Phase Two Closing to occur as soon as practicable following the Phase One Closing, but no later than May 1, 2012, unless one or more of the conditions precedent to the consummation of the Phase Two Closing, as set forth in sections 10.4, 10.5 and 10.6 of this Agreement, that are not within the reasonable control of either Party, shall not have been satisfied by such date, due to no fault of either Party, in which case the Parties shall cause the Phase Two Closing to occur as soon as practicable following the satisfaction of such condition(s) precedent.

1.4 Determination of Percentage Interests.

(a) All references in this Agreement to AE Supply’s right, title and interest in Fort Martin Station and the AE Supply Phase One Assets, and all rights, liabilities and obligations in connection therewith, shall refer only to, and shall be limited to the extent of, the Fort Martin Percentage Interest.

(b) The Parties shall, no later than ten (10) Business Days prior to the Phase One Closing, mutually agree in writing upon the Phase One Percentage Interests to be transferred at the Phase One Closing; provided, however, that the aggregate market value (as determined in accordance with the Market Expert Report) for the megawatts represented by such Phase One Percentage Interests, taken as a whole, shall equal no more than $738 million. If the Parties are unable to mutually agree upon such Phase One Percentage Interests as contemplated by the immediately preceding sentence, then the Phase One Percentage Interests shall be as set forth on Exhibit A attached to this Agreement. All references in this Agreement to Mon Power’s right, title and interest in the Phase One Assets and the Mon Power Phase One Assets, and all rights, liability and obligations in connection therewith, shall refer only to, and shall be limited to the extent of, the Phase One Percentage Interests.

(c) The Parties shall, no later than ten (10) Business Days prior to the Phase Two Closing, mutually agree in writing upon the Phase Two Percentage Interests to be transferred at the Phase Two Closing; provided, however, that the aggregate market value (as determined in accordance with the Market Expert Report) for the megawatts represented by such Phase Two Percentage Interests, taken as a whole, shall equal at least $364 million. If the Parties are unable to mutually agree upon such Phase Two Percentage Interests as contemplated by the immediately preceding sentence, then the Phase Two Percentage Interests shall be as set forth on Exhibit A attached to this Agreement. All references in this Agreement to AE Supply’s right, title and interest in the Phase Two Assets and the AE Supply Phase Two Assets, and all rights, liability and obligations in connection therewith, shall refer only to, and shall be limited to the extent of, the Phase Two Percentage Interests.

1.5 Certain Matters Relating to AGC and OVEC. For the avoidance of doubt, it is the intention of the Parties that the transfers of the AGC Interest and the OVEC Interest contemplated by this Agreement shall be accomplished by each Conveying Party transferring any such AGC Interest or the OVEC Interest, directly or indirectly, through one or more of such Conveying Party’s Subsidiaries, to the Acquiring Party or, at the Acquiring Party’s direction, one or more of the Acquiring Party’s Subsidiaries. The Parties agree to reasonably cooperate with one another in effecting any such direct or indirect transfers of any such AGC Interest or OVEC Interest in connection with the Phase One Closing or the Phase Two Closing, as the case may be. The parties acknowledge and agree that in connection with the transfer of the OVEC Interest at the Phase One Closing, and in order to qualify AE Supply as a Permitted Assignee (as defined in the OVEC Agreement), (i) Mon Power shall, and hereby does, agree to remain obligated, following the Phase One Closing, to satisfy all of the obligations related to the OVEC Interest transferred to AE Supply (or any of its Subsidiaries) to the extent that such obligations are not satisfied by AE Supply (or any such Subsidiaries) and (ii) AE Supply shall, and hereby does, indemnify, defend and hold harmless Mon Power in connection with all Assumed Mon Power Phase One Liabilities related to the OVEC Interest transferred to AE Supply at the Phase One Closing.

1.6 Certain Contractual Matters. For the avoidance of doubt it is the Parties intention that, in connection with, and effective as of, the Phase One Closing, (i) AE Supply will assign the Service Agreement to Mon Power and contemporaneously therewith Mon Power and The Potomac Edison Company will enter into the Amended and Restated Service Agreement, (ii) The Potomac Edison Company will assign the Facilities Lease Agreement to Mon Power and contemporaneously therewith Mon Power and AE Supply will enter into the Amended and Restated Facilities Lease Agreement, and (iii) The Potomac Edison Company and Mon Power will enter into the New Facilities Lease Agreement.

1.7 Certain Matters Relating to Joint Ownership. For the avoidance of doubt, and in recognition of the fact that Fort Martin Station, certain of the Phase One Assets and certain of the Phase Two Assets are, as of the date hereof, and are expected to be, prior to the Phase One Closing or the Phase Two Closing, as the case may by, jointly owned by AE Supply and Mon Power, the Parties expressly agree as follows:

(a) to the extent that Mon Power owns any interest in Fort Martin Station prior to the Phase One Closing, it shall continue to be responsible, following the Phase One Closing, for any liabilities and obligations associated with any such interest to the same degree that it would be responsible for the same had the Phase One Closing not occurred (except to the extent that Mon Power expressly assumes in writing, pursuant to Section 2.3 hereof or otherwise, in connection with the Phase One Closing or at any time thereafter, additional liabilities of AE Supply in respect of Fort Martin Station, including, but not limited to, obligations associated with Revenue Bonds or other debt instruments), and each and every representation and warranty made herein by AE Supply in respect of Fort Martin Station shall be qualified and limited by Mon Power’s Knowledge relating to, and any actions taken by Mon Power in respect of, Fort Martin Station as an owner thereof prior to the Phase One Closing;

(b) to the extent that AE Supply owns any interest in any Phase One Asset prior to the Phase One Closing, it shall continue to be responsible, following the Phase One Closing, for any liabilities and obligations associated with any such interest to the same degree that it would be responsible for the same had the Phase One Closing not occurred (except to the extent that AE Supply expressly assumes in writing, pursuant to Section 3.3 hereof or otherwise, in connection with the Phase One Closing or at any time thereafter, additional liabilities of Mon Power in respect of the Phase One Assets, including, but not limited to, obligations associated with Revenue Bonds or other debt instruments), and each and every representation and warranty made herein by Mon Power in respect of the Phase One Assets shall be qualified and limited by AE Supply’s Knowledge relating to, and any actions taken by AE Supply in respect of, any such Phase One Assets as an owner thereof prior to the Phase One Closing; and

(c) to the extent that Mon Power owns any interest in any AE Supply Phase Two Asset prior to the Phase Two Closing, it shall continue to be responsible, following the Phase Two Closing, for any liabilities and obligations associated with any such interest to the same degree that it would be responsible for the same had the Phase Two Closing not occurred (except to the extent that Mon Power expressly assumes in writing, pursuant to Section 4.3 hereof or otherwise, in connection with the Phase Two Closing or at any time thereafter, additional liabilities of AE Supply in respect of the Phase Two Assets, including, but not limited to, obligations associated with Revenue Bonds or other debt instruments), and each and every representation and warranty made herein by AE Supply in respect of the Phase Two Assets shall be qualified and limited by Mon Power’s Knowledge relating to, and any actions taken by Mon Power in respect of, any such Phase Two Assets as an owner thereof prior to the Phase Two Closing.

ARTICLE II

TRANSFER OF AE SUPPLY PHASE ONE ASSETS

2.1 Transfer of AE Supply Phase One Assets. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Phase One Closing, AE Supply will assign, convey, transfer and deliver to Mon Power, and Mon Power will assume and acquire from AE Supply, free and clear of all Encumbrances (except for Permitted Encumbrances), AE Supply’s right, title and interest comprising the Fort Martin Percentage Interest in and to Fort Martin Station and all of the assets (except for Excluded AE Supply Phase One Assets) constituting, or used in and necessary to generate electricity from, Fort Martin Station, including those assets described below, each as in existence on the Phase Closing Date (collectively, “AE Supply Phase One Assets”):

(a) Those certain parcels of real property owned by AE Supply relating to Fort Martin Station together with all buildings, facilities and other improvements thereon and all appurtenances thereto, as described in Schedule 2.1(a) (the “Fort Martin Real Property”);

(b)(i) all Fort Martin Inventories, (ii) all Fort Martin Capital Spare Parts, (iii) all Fort Martin SO2 Emission Allowances and Fort Martin NOx Emission Allowances with a vintage year occurring after the year during which the Phase One Closing occurs, (iv) those excess Fort Martin SO2 Emission Allowances with a vintage year of the year during which the Phase One Closing occurs, which shall be calculated by subtracting from (1) the Fort Martin SO2 Emission Allowances allocated by the USEPA for such year, (2) the actual tons of sulfur dioxide emitted by the Fort Martin Station during that portion of such year that precedes the Phase One Closing Date multiplied by the Fort Martin Percentage Interest, and then multiplying the positive difference, if any, by (3) the quotient of the number of days of such year including and following the Phase One Closing Date divided by 365, provided, that if the result of such calculation is zero or less than zero, the amount of such excess Fort Martin SO2 Emission Allowances shall equal zero, and (v) those excess Fort Martin NOx Emission Allowances with a vintage year of the year during which the Phase One Closing occurs, which shall be calculated by subtracting from (1) the Fort Martin NOx Emission Allowances allocated by the applicable Governmental Authority for such year, (2) the actual tons of nitrous oxides emitted by the Fort Martin Station during that portion of the ozone season (as defined in the applicable NOx Budget Program) of such year that precedes the Phase One Closing Date multiplied by the Fort Martin Percentage Interest, and then multiplying the positive difference, if any, by (3) the quotient of the number of days of such ozone season including and following the Phase One Closing Date divided by the number of days in such ozone season, provided, that if the result of such calculation is zero or less than zero, the amount of such excess Fort Martin NOx Emission Allowances shall equal zero;

(c) All machinery (mobile or otherwise), equipment (including communications equipment), vehicles, tools, furniture and furnishings and other personal property related to the Fort Martin Station, owned by AE Supply and located on the Fort Martin Real Property on the Phase One Closing Date, including, without limitation, items of personal property owned by AE Supply and used principally in the operation of Fort Martin Station that are in the possession of AE Supply and whether or not located on the Fort Martin Real Property, as listed in Schedule 2.1(c), (collectively, “Fort Martin Tangible Personal Property”);

(d) Subject to the provisions of Section 9.5(c), all Fort Martin Agreements;

(e) Subject to the provisions of Section 9.5(c), all Fort Martin Real Property Leases;

(f) All Fort Martin Transferable Permits;

(g) All books, operating records, operating, safety and maintenance manuals, engineering design plans, documents, blueprints and as-built plans, specifications, procedures and similar items of AE Supply relating specifically to Fort Martin Station and necessary for the operation of Fort Martin Station, in the possession of AE Supply (subject to the right of AE Supply to retain copies of the same for its use), other than such items which are proprietary to third parties and accounting records;

(h) All unexpired, transferable warranties and guarantees from third parties with respect to Fort Martin Station and listed in Schedule 2.1(h);

(i) The right to use the name of Fort Martin Station; and

(j) All of the Transmission Assets located on or forming a part of the Fort Martin Real Property, all step-up transformers located on or forming a part of the Fort Martin Real Property or otherwise related to the Fort Martin Percentage Interest in Fort Martin Station, and all Transmission Easements.

2.2 Excluded AE Supply Phase One Assets. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement will constitute a transfer to Mon Power, or be construed as conferring on Mon Power, and Mon Power is not acquiring, any right, title or interest in or to the following specific assets that may be associated with the AE Supply Phase One Assets, but which are hereby specifically excluded from the transfer to Mon Power and the definition of AE Supply Phase One Assets herein (collectively, the “Excluded AE Supply Phase One Assets”):

(a) Certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, and interests in joint ventures, partnerships, limited liability companies and other entities;

(b) All cash, cash equivalents, bank deposits, accounts and notes receivable (trade or otherwise), and any income, sales, payroll or other tax receivables;

(c) All tariffs, agreements and arrangements to which AE Supply is a party for the purchase or sale of electric capacity and/or energy or for the purchase of transmission or ancillary services (other than, for the avoidance of doubt, the Service Agreement, which is an AE Supply Phase One Asset);

(d) Any and all of AE Supply’s rights and interests in any contract that is not a Fort Martin Agreement (other than, for the avoidance of doubt, the Service Agreement, which is an AE Supply Phase One Asset);

(e) All (i) Fort Martin SO2 Emission Allowances and Fort Martin NOx Emission Allowances with a vintage year occurring prior to the year of the Phase One Closing, (ii) those Fort Martin SO2 Emission Allowances with a vintage year of the year during which the Phase One Closing occurs that do not constitute excess Fort Martin SO2 Emission Allowances as contemplated by Section 2.1(b)(iv), and (iii) those Fort Martin NOx Emission Allowances with a vintage year of the year during which the Phase One Closing occurs that do not constitute excess Fort Martin NOx Emission Allowances as contemplated by Section 2.1(b)(v); and

(f) All Fort Martin Emission Reduction Credits that accrued or accrue prior to the Phase One Closing.

2.3 Assumed AE Supply Phase One Liabilities. On the Phase One Closing Date, Mon Power shall deliver to AE Supply the AE Supply Phase One Assignment and Assumption Agreement pursuant to which Mon Power shall assume and agree to discharge when due, without recourse to AE Supply, all of the following liabilities and obligations of AE Supply, direct or indirect, known or unknown, absolute or contingent, that relate to, or arise by virtue of AE Supply’s ownership of, the AE Supply Phase One Assets (other than Excluded AE Supply Phase One Liabilities), in accordance with the respective terms and subject to the respective conditions thereof (collectively, “Assumed AE Supply Phase One Liabilities”):

(a) All liabilities and obligations of AE Supply arising on or after the Phase One Closing Date under the Fort Martin Agreements, the Fort Martin Real Property Leases and the Fort Martin Transferable Permits in accordance with the terms thereof, including, without limitation, the Fort Martin Agreements entered into by AE Supply (i) prior to the date hereof and (ii) after the date hereof consistent with the terms of this Agreement, except in each case to the extent such liabilities and obligations, but for a breach or default by AE Supply, would have been paid, performed or otherwise discharged on or prior to the Phase One Closing Date or to the extent the same arise out of any such breach or default or out of any event which after the giving of notice or passage of time or both would constitute a default by AE Supply;

(b) All liabilities and obligations associated with the AE Supply Phase One Assets in respect of Taxes for which Mon Power is liable pursuant to Sections 5.4 and 9.7(b) hereof;

(c) Subject to Section 2.3(f), all liabilities, responsibilities and obligations arising under Environmental Laws or relating to Environmental Conditions or Regulated Substances (including common law liabilities relating to Environmental Conditions and Regulated Substances) in respect of the AE Supply Phase One Assets and arising on or after the Phase One Closing Date, including, but not limited to: (i) costs of compliance (including capital, operating and other costs) relating to any violation or alleged violation of Environmental Laws occurring on or after the Phase One Closing Date, with respect to the ownership or operation of the AE Supply Phase One Assets; (ii) property damage or natural resource damage arising from Environmental Conditions or Releases of Regulated Substances at, on, in, under, adjacent to, or migrating from any AE Supply Phase One Assets on or after the Phase One Closing Date; (iii) any Remediation of Environmental Conditions or Regulated Substances that are present or have been Released on or after the Phase One Closing Date, at, on, in, adjacent to or migrating from the AE Supply Phase One Assets; (iv) any violations or alleged violations of Environmental Laws occurring on or after the Phase One Closing Date with respect to the ownership or operation of any AE Supply Phase One Assets; (v) any bodily injury or loss of life arising from Environmental Conditions or Releases of Regulated Substances at, on, in, under, adjacent to or migrating from any AE Supply Phase One Assets on or after the Phase One Closing Date; (vi) any bodily injury, loss of life, property damage, or natural resource damage arising from the storage, transportation, treatment, disposal, discharge, recycling or Release, at any Off-Site Location, or arising from the arrangement for such activities, on or after the Phase One Closing Date, of Regulated Substances generated in connection with the ownership or operation of the AE Supply Phase One Assets; and (vii) any Remediation of any Environmental Condition or Release of Regulated Substances arising from the storage, transportation, treatment, disposal, discharge, recycling or Release, at any Off-Site Location, or arising from the arrangement for such activities, on or after the Phase One Closing Date, of Regulated Substances generated in connection with the ownership or operation of the AE Supply Phase One Assets; provided, that nothing set forth in this Section 2.3(c) shall require Mon Power to assume any liabilities, responsibilities or obligations that are expressly excluded in Section 2.4;

(d) All liabilities and obligations of AE Supply with respect to the AE Supply Phase One Assets under the agreements or consent orders set forth on Schedule 2.3(d) arising on or after the Phase One Closing;

(e) Any Tax that may be imposed by any federal, state or local government on the ownership, sale (except as otherwise provided in Section 9.7(a)), operation or use of the AE Supply Phase One Assets on or after the Phase One Closing Date, except for any Income Taxes attributable to income received by AE Supply;

(f) Notwithstanding any other provision of this Agreement to the contrary, all liabilities and obligations with respect to the AE Supply Phase One Assets that relate to any compliance costs (including capital, operating and other costs) ordered on or after the Phase One Closing by any court of competent jurisdiction in respect of any violations of prevention of significant deterioration provisions or the new source review provisions of the Clean Air Act, 42 U.S.C. Parts C and D, regardless of the date on which any such violation occurred; provided that nothing in this Section 2.3(f) shall require Mon Power to assume any liabilities, responsibilities or obligations that are expressly excluded in Section 2.4; and

(g) Debt obligations of AE Supply under those Revenue Bonds that are secured by any of the AE Supply Phase One Assets, including those Revenue Bonds secured by those Exempt Facilities identified on Schedule 2.3(g).

2.4 Excluded AE Supply Phase One Liabilities. Notwithstanding anything to the contrary in this Agreement, Mon Power shall not assume or be obligated to pay, perform or otherwise discharge the following liabilities or obligations of AE Supply (collectively, the “Excluded AE Supply Phase One Liabilities”):

(a) Any liabilities or obligations of AE Supply in respect of any Excluded AE Supply Phase One Assets or other assets of AE Supply that are not AE Supply Phase One Assets;

(b) Any liabilities or obligations with respect to Taxes attributable to AE Supply’s ownership, operation or use of AE Supply Phase One Assets for taxable periods, or portions thereof, ending before the Phase One Closing Date except for Taxes for which Mon Power is liable pursuant to Sections 5.4 and 9.7(b) hereof;

(c) Any liabilities or obligations of AE Supply accruing under Fort Martin Agreements prior to the Phase One Closing Date;

(d) Any and all asserted or unasserted liabilities or obligations to third parties (including employees) for personal injury or tort, or similar causes of action arising during or attributable to the period prior to the Phase One Closing Date;

(e) Any fines, penalties and associated costs for defending related enforcement actions resulting from any violation or alleged violation of Environmental Laws with respect to the ownership or operation of the AE Supply Phase One Assets occurring prior to the Phase One Closing Date, including any such fines, penalties and costs relating to any violations of prevention of significant deterioration provisions or the new source review provisions of the Clean Air Act, 42 U.S.C. Parts C and D occurring prior to the Phase One Closing Date;

(f) Any payment obligations of AE Supply pursuant to the Fort Martin Agreements for goods delivered or services rendered prior to the Phase One Closing Date, including, but not limited to, rental payments pursuant to the Fort Martin Real Property Leases;

(g) Any liabilities, responsibilities and obligations of AE Supply arising under Environmental Laws or relating to Environmental Conditions or Regulated Substances (including common law liabilities relating to Environmental Conditions and Regulated Substances) arising prior to the Phase One Closing Date other than those expressly assumed by Mon Power pursuant to Section 2.3(f);

(h) Any liability to third parties (including employees) for bodily injury or loss of life, to the extent caused (or allegedly caused) by Environmental Conditions or the Release of Regulated Substances at, on, in, under, or adjacent to, or migrating from, the AE Supply Phase One Assets prior to the Phase One Closing Date; and

(i) Any liability of AE Supply arising out of a breach by AE Supply of any of its obligations under this Agreement or the Ancillary Agreements.

2.5 Fuel Supplies. At the Phase One Closing, AE Supply will sell, assign, convey and transfer to Mon Power, to the extent of the Fort Martin Percentage Interest, its right, title and interest in and to the Fuel Supplies related to the operation of the AE Supply Phase One Assets, and Mon Power shall pay to AE Supply an amount equal to the actual cost of such Fuel Supplies on AE Supply’s books and records, as contemplated by Section 5.2(b)(iv) and established by invoices (and reasonable supporting materials demonstrating the actual cost of such Fuel Supplies) with such invoices and supporting materials to be delivered to Mon Power by AE Supply not later than ten (10) Business Days prior to the Phase One Closing.

ARTICLE III

TRANSFER OF MON POWER PHASE ONE ASSETS

3.1 Transfer of Mon Power Phase One Assets. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Phase One Closing, Mon Power will assign, convey, transfer and deliver, to AE Supply, and AE Supply will assume and acquire from Mon Power (provided, that, in the case of any AGC Interest or OVEC Interest, Mon Power will cause to be directly or indirectly assigned, conveyed, transferred and delivered to such Subsidiar(ies) of AE Supply as AE Supply may direct, and AE Supply will cause such Subsidiar(ies) to assume and acquire directly or indirectly from Mon Power) free and clear of all Encumbrances (except for Permitted Encumbrances), Mon Power’s right, title and interest comprising the Phase One Percentage Interests in and to the Phase One Assets and all of the assets (except for Excluded Mon Power Phase One Assets) constituting, or used in and necessary to generate electricity from, the Phase One Assets, including those assets described below, each as in existence on the Phase Closing Date (collectively, “Mon Power Phase One Assets”):

(a) Those certain parcels of real property owned by Mon Power relating to the Phase One Assets together with all buildings, facilities and other improvements thereon and all appurtenances thereto, as described in Schedule 3.1(a) (the “Phase One Real Property”);

(b) (i) all Phase One Inventories, (ii) all Phase One Capital Spare Parts, (iii) all Phase One SO2 Emission Allowances and Phase One NOx Emission

Allowances with a vintage year occurring after the year during which the Phase One Closing occurs, (iv) those excess Phase One SO2 Emission Allowances with a vintage year of the year during which the Phase One Closing occurs, which shall be calculated, with respect to each Phase One Asset, by subtracting from (1) the respective Phase One SO2 Emission Allowances allocated by the USEPA for such year, (2) the actual tons of sulfur dioxide emitted by the respective Phase One Asset during that portion of such year that precedes the Phase One Closing Date multiplied by the Phase One Percentage Interest of the respective Phase One Asset, and then multiplying the positive difference, if any, by (3) the quotient of the number of days of such year including and following the Phase One Closing Date divided by 365, provided, that if the result of such calculation is zero or less than zero, the amount of such excess Phase One SO2 Emission Allowances in respect of such Phase One Asset shall equal zero, and (v) those excess Phase One NOx Emission Allowances with a vintage year of the year during which the Phase One Closing occurs, which shall be calculated, with respect to each Phase One Asset, by subtracting from (1) the respective Phase One NOx Emission Allowances allocated by the applicable Governmental Authority for such year, (2) the actual tons of nitrous oxides emitted by the respective Phase One Asset during that portion of the ozone season (as defined in the applicable NOx Budget Program) of such year that precedes the Phase One Closing Date multiplied by the Phase One Percentage Interest of the respective Phase One Asset, and then multiplying the positive difference, if any, by (3) the quotient of the number of days of such ozone season including and following the Phase One Closing Date divided by the number of days in such ozone season, provided, that if the result of such calculation is zero or less than zero, the amount of such excess Phase One NOx Emission Allowances in respect of such Phase One Asset shall equal zero;

(c) All machinery (mobile or otherwise), equipment (including communications equipment), vehicles, tools, furniture and furnishings and other personal property related to the Phase One Assets, owned by Mon Power and located on the Phase One Real Property on the Phase One Closing Date, including, without limitation, items of personal property owned by Mon Power and used principally in the operation of the Phase One Assets that are in the possession of Mon Power and whether or not located on the Phase One Real Property, as listed in Schedule 3.1(c), (collectively, “Phase One Tangible Personal Property”);

(d) Subject to the provisions of Section 9.5(c), all Phase One Agreements;

(e) Subject to the provisions of Section 9.5(c), all Phase One Real Property Leases;

(f) All Phase One Transferable Permits;

(g) All books, operating records, operating, safety and maintenance manuals, engineering design plans, documents, blueprints and as-built plans, specifications, procedures and similar items of Mon Power relating specifically to the Phase One Assets and necessary for the operation of the Phase One Assets, in the possession of Mon Power (subject to the right of Mon Power to retain copies of the same for its use), other than such items which are proprietary to third parties and accounting records;

(h) All unexpired, transferable warranties and guarantees from third parties with respect to the Phase One Assets and listed in Schedule 3.1(h);

(i) The rights to use the names of the Phase One Assets;

(j) The AGC Interest and the OVEC Interest that correspond to the respective Phase One Percentage Interests in each of AGC and the OVEC Agreement; and

(k) All step-up transformers located on or forming a part of the Phase One Real Property or otherwise related to the Phase One Percentage Interests in the Phase One Assets.

3.2 Excluded Mon Power Phase One Assets. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement will constitute a transfer to AE Supply, or be construed as conferring on AE Supply, and AE Supply is not acquiring, any right, title or interest in or to the following specific assets that may be associated with the Mon Power Phase One Assets, but which are hereby specifically excluded from the transfer to AE Supply and the definition of Mon Power Phase One Assets herein (collectively, the “Excluded Mon Power Phase One Assets”):

(a) Certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, and interests in joint ventures, partnerships, limited liability companies and other entities (other than, for the avoidance of doubt, the Phase One Percentage Interest in AGC, which is a Mon Power Phase One Asset);

(b) All cash, cash equivalents, bank deposits, accounts and notes receivable (trade or otherwise), and any income, sales, payroll or other tax receivables;

(c) All tariffs, agreements and arrangements to which Mon Power is a party for the purchase or sale of electric capacity and/or energy or for the purchase of transmission or ancillary services (other than, for the avoidance of doubt, the Phase One Percentage Interest in the OVEC Agreement, which is a Mon Power Phase One Asset);

(d) Any and all of Mon Power’s rights and interests in any contract that is not a Phase One Agreement (other than, for the avoidance of doubt, the Phase One Percentage Interest in the OVEC Agreement, which is a Mon Power Phase One Asset);

(e) All (i) Phase One SO2 Emission Allowances and Phase One NOx Emission Allowances with a vintage year occurring prior to the year of the Phase One Closing, (ii) those Phase One SO2 Emission Allowances with a vintage year of the year during which the Phase One Closing occurs that do not constitute excess

Phase One SO2 Emission Allowances as contemplated by Section 3.1(b)(iv), and (iii) those Phase One NOx Emission Allowances with a vintage year of the year during which the Phase One Closing occurs that do not constitute excess Phase One NOx Emission Allowances as contemplated by Section 3.1(b)(v);

(f) All Phase One Emission Reduction Credits that accrued or accrue prior to the Phase One Closing; and

(g) All Transmission Assets located on or forming a part of the Phase One Real Property that are owned by Mon Power immediately prior to the Phase One Closing, and all Transmission Easements.

3.3 Assumed Mon Power Phase One Liabilities. On the Phase One Closing Date, AE Supply shall deliver to Mon Power the Mon Power Phase One Assignment and Assumption Agreement pursuant to which AE Supply shall assume and agree to discharge when due, without recourse to Mon Power, all of the following liabilities and obligations of Mon Power, direct or indirect, known or unknown, absolute or contingent, that relate to, or arise by virtue of Mon Power’s ownership of, the Mon Power Phase One Assets (other than Excluded Mon Power Phase One Liabilities), in accordance with the respective terms and subject to the respective conditions thereof (collectively, “Assumed Mon Power Phase One Liabilities”):

(a) All liabilities and obligations of Mon Power arising on or after the Phase One Closing Date under the Phase One Agreements, the Phase One Real Property Leases and the Phase One Transferable Permits in accordance with the terms thereof, including, without limitation, the Phase One Agreements entered into by Mon Power (i) prior to the date hereof and (ii) after the date hereof consistent with the terms of this Agreement, except in each case to the extent such liabilities and obligations, but for a breach or default by Mon Power, would have been paid, performed or otherwise discharged on or prior to the Phase One Closing Date or to the extent the same arise out of any such breach or default or out of any event which after the giving of notice or passage of time or both would constitute a default by Mon Power;

(b) All liabilities and obligations associated with the Mon Power Phase One Assets in respect of Taxes for which AE Supply is liable pursuant to Sections 5.4 and 9.7(b) hereof;

(c) Subject to Section 3.3(f), all liabilities, responsibilities and obligations arising under Environmental Laws or relating to Environmental Conditions or Regulated Substances (including common law liabilities relating to Environmental Conditions and Regulated Substances), in respect of the Mon Power Phase One Assets and arising on or after the Phase One Closing Date, including, but not limited to: (i) costs of compliance (including capital, operating and other costs) relating to any violation or alleged violation of Environmental Laws occurring on or after the Phase One Closing Date, with respect to the ownership or operation of the Mon Power Phase One Assets; (ii) property damage or natural resource damage arising from Environmental Conditions or Releases of Regulated Substances at, on, in, under, adjacent to, or migrating from any

Mon Power Phase One Assets on or after the Phase One Closing Date; (iii) any Remediation of Environmental Conditions or Regulated Substances that are present or have been Released on or after the Phase One Closing Date, at, on, in, adjacent to or migrating from the Mon Power Phase One Assets; (iv) any violations or alleged violations of Environmental Laws occurring on or after the Phase One Closing Date with respect to the ownership or operation of any Mon Power Phase One Assets; (v) any bodily injury or loss of life arising from Environmental Conditions or Releases of Regulated Substances at, on, in, under, adjacent to or migrating from any Mon Power Phase One Assets on or after the Phase One Closing Date; (vi) any bodily injury, loss of life, property damage, or natural resource damage arising from the storage, transportation, treatment, disposal, discharge, recycling or Release, at any Off-Site Location, or arising from the arrangement for such activities, on or after the Phase One Closing Date, of Regulated Substances generated in connection with the ownership or operation of the Mon Power Phase One Assets; and (vii) any Remediation of any Environmental Condition or Release of Regulated Substances arising from the storage, transportation, treatment, disposal, discharge, recycling or Release, at any Off-Site Location, or arising from the arrangement for such activities, on or after the Phase One Closing Date, of Regulated Substances generated in connection with the ownership or operation of the Mon Power Phase One Assets; provided, that nothing set forth in this Section 3.3(c) shall require AE Supply to assume any liabilities, responsibilities or obligations that are expressly excluded in Section 3.4;

(d) All liabilities and obligations of Mon Power with respect to the Mon Power Phase One Assets under the agreements or consent orders set forth on Schedule 3.3(d) arising on or after the Phase One Closing;

(e) Any Tax that may be imposed by any federal, state or local government on the ownership, sale (except as otherwise provided in Section 9.7(a)), operation or use of the Mon Power Phase One Assets on or after the Phase One Closing Date, except for any Income Taxes attributable to income received by Mon Power;

(f) Notwithstanding any other provision of this Agreement to the contrary, all liabilities and obligations with respect to the Mon Power Phase One Assets that relate to any compliance costs (including capital, operating and other costs) ordered on or after the Phase One Closing by any court of competent jurisdiction in respect of any violations of prevention of significant deterioration provisions or the new source review provisions of the Clean Air Act, 42 U.S.C. Parts C and D, regardless of the date on which any such violation occurred; provided that nothing in this Section 3.3(f) shall require AE Supply to assume any liabilities, responsibilities or obligations that are expressly excluded in Section 3.4; and

(g) Debt obligations of Mon Power under those Revenue Bonds that are secured by any of the Mon Power Phase One Assets, including those Revenue Bonds secured by those Exempt Facilities identified on Schedule 3.3(g).

3.4 Excluded Mon Power Phase One Liabilities. Notwithstanding anything to the contrary in this Agreement, AE Supply shall not assume or be obligated to pay, perform or otherwise discharge the following liabilities or obligations of Mon Power (collectively, the “Excluded Mon Power Phase One Liabilities”):

(a) Any liabilities or obligations of Mon Power in respect of any Excluded Mon Power Phase One Assets or other assets of Mon Power that are not Mon Power Phase One Assets;

(b) Any liabilities or obligations with respect to Taxes attributable to Mon Power’s ownership, operation or use of Mon Power Phase One Assets for taxable periods, or portions thereof, ending before the Phase One Closing Date except for Taxes for which AE Supply is liable pursuant to Sections 5.4 and 9.7(b) hereof;

(c) Any liabilities or obligations of Mon Power accruing under the Phase One Agreements prior to the Phase One Closing Date;

(d) Any and all asserted or unasserted liabilities or obligations to third parties (including employees) for personal injury or tort, or similar causes of action arising during or attributable to the period prior to the Phase One Closing Date;

(e) Any fines, penalties and associated costs for defending related enforcement actions resulting from any violation or alleged violation of Environmental Laws with respect to the ownership or operation of the Mon Power Phase One Assets occurring prior to the Phase One Closing Date, including any such fines, penalties and costs relating to any violations of prevention of significant deterioration provisions or the new source review provisions of the Clean Air Act, 42 U.S.C. Parts C and D occurring prior to the Phase One Closing Date;

(f) Any payment obligations of Mon Power pursuant to the Phase One Agreements for goods delivered or services rendered prior to the Phase One Closing Date, including, but not limited to, rental payments pursuant to the Phase One Real Property Leases;

(g) Any liabilities, responsibilities and obligations of Mon Power arising under Environmental Laws or relating to Environmental Conditions or Regulated Substances (including common law liabilities relating to Environmental Conditions and Regulated Substances) arising prior to the Phase One Closing Date other than those expressly assumed by AE Supply pursuant to Section 3.3(f);

(h) Any liability to third parties (including employees) for bodily injury or loss of life, to the extent caused (or allegedly caused) by Environmental Conditions or the Release of Regulated Substances at, on, in, under, or adjacent to, or migrating from, the Mon Power Phase One Assets prior to the Phase One Closing Date; and

(i) Any liability of Mon Power arising out of a breach by Mon Power of any of its obligations under this Agreement or the Ancillary Agreements.

3.5 Fuel Supplies. At the Phase One Closing, Mon Power will sell, assign, convey and transfer to AE Supply, to the extent of the Phase One Percentage Interests, its right, title and interest in and to the Fuel Supplies related to the operation of the corresponding Mon Power Phase One Assets, and AE Supply shall pay to Mon Power an amount equal to the actual cost of such Fuel Supplies on Mon Power’s books and records, as contemplated by Section 5.2(c)(iv) and as established by invoices (and reasonable supporting materials demonstrating the actual cost of such Fuel Supplies) with such invoices and supporting materials to be delivered to AE Supply by Mon Power not later than ten (10) Business Days prior to the Phase One Closing.

ARTICLE IV

TRANSFER OF AE SUPPLY PHASE TWO ASSETS

4.1 Transfer of AE Supply Phase Two Assets. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Phase Two Closing, AE Supply will assign, convey, transfer and deliver to Mon Power, and Mon Power will assume and acquire from AE Supply (provided, that, in the case of any AGC Interest, AE Supply will cause to be directly or indirectly assigned, conveyed, transferred and delivered to such Subsidiar(ies) of Mon Power as Mon Power may direct, and Mon Power will cause such Subsidiar(ies) to assume and acquire directly or indirectly from AE Supply) free and clear of all Encumbrances (except for Permitted Encumbrances), AE Supply’s right, title and interest comprising the Phase Two Percentage Interests in and to the Phase Two Assets and all of the assets (except for Excluded AE Supply Phase Two Assets) constituting, or used in and necessary to generate electricity from, the Phase Two Assets, including those assets described below, each as in existence on the Phase Two Closing Date (collectively, “AE Supply Phase Two Assets”):

(a) Those certain parcels of real property owned by AE Supply relating to the Phase Two Assets together with all buildings, facilities and other improvements thereon and all appurtenances thereto, as described in Schedule 4.1(a) (the “Phase Two Real Property”);

(b) (i) all Phase Two Inventories, (ii) all Phase Two Capital Spare Parts, (iii) all Phase Two SO2 Emission Allowances and Phase Two NOx Emission Allowances with a vintage year occurring after the year during which the Phase Two Closing occurs, (iv) those excess Phase Two SO2 Emission Allowances with a vintage year of the year during which the Phase Two Closing occurs, which shall be calculated, with respect to each Phase Two Asset, by subtracting from (1) the respective Phase Two SO2 Emission Allowances allocated by the USEPA for such year, (2) the actual tons of sulfur dioxide emitted by the respective Phase Two Asset during that portion of such year that precedes the Phase Two Closing Date multiplied by the Phase Two Percentage Interest of the respective Phase Two Asset, and then multiplying the positive difference, if any, by (3) the quotient of the number of days of such year including and following the Phase Two Closing Date divided by 365, provided, that if the result of such calculation is zero or less than zero, the amount of such excess Phase Two SO2 Emission Allowances in respect of such Phase Two Asset shall equal zero, and (v) those excess Phase Two NOx Emission Allowances with a vintage year of the year during which the Phase Two Closing occurs, which shall be calculated, with respect to each Phase Two Asset, by subtracting from (1) the respective Phase Two NOx Emission Allowances allocated by the applicable Governmental Authority for such year, (2) the actual tons of nitrous oxides emitted by the respective Phase Two Asset during that portion of the ozone season (as defined in the applicable NOx Budget Program) of such year that precedes the Phase Two Closing Date multiplied by the Phase Two Percentage Interest of the respective Phase Two Asset, and then multiplying the positive difference, if any, by (3) the quotient of the number of days of such ozone season including and following the Phase Two Closing Date divided by the number of days in such ozone season, provided, that if the result of such calculation is zero or less than zero, the amount of such excess Phase Two NOx Emission Allowances in respect of such Phase Two Asset shall equal zero;

(c) All machinery (mobile or otherwise), equipment (including communications equipment), vehicles, tools, furniture and furnishings and other personal property related to the Phase Two Assets, owned by AE Supply and located on the Phase Two Real Property on the Phase Two Closing Date, including, without limitation, items of personal property owned by AE Supply and used principally in the operation of the Phase Two Assets that are in the possession of AE Supply and whether or not located on the Phase Two Real Property, as listed in Schedule 4.1(c), (collectively, “Phase Two Tangible Personal Property”);

(d) Subject to the provisions of Section 9.5(c), all Phase Two Agreements;

(e) Subject to the provisions of Section 9.5(c), all Phase Two Real Property Leases;

(f) All Phase Two Transferable Permits;

(g) All books, operating records, operating, safety and maintenance manuals, engineering design plans, documents, blueprints and as-built plans, specifications, procedures and similar items of AE Supply relating specifically to the Phase Two Assets and necessary for the operation of the Phase Two Assets, in the possession of AE Supply (subject to the right of AE Supply to retain copies of the same for its use), other than such items which are proprietary to third parties and accounting records;

(h) All unexpired, transferable warranties and guarantees from third parties with respect to the Phase Two Assets and listed in Schedule 4.1(h);

(i) The right to use the names of the Phase Two Assets;

(j) The AGC Interest that corresponds to the respective Phase Two Percentage Interest in AGC; and

(k) All of the Transmission Assets located on or forming a part of the Phase Two Real Property, all step-up transformers located on or forming a part of the Phase Two Real Property or otherwise related to the Phase Two Percentage Interest in the Phase Two Assets, and all Transmission Easements.

4.2 Excluded AE Supply Phase Two Assets. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement will constitute a transfer to Mon Power, or be construed as conferring on Mon Power, and Mon Power is not acquiring, any right, title or interest in or to the following specific assets that may be associated with the AE Supply Phase Two Assets, but which are hereby specifically excluded from the transfer to Mon Power and the definition of AE Supply Phase Two Assets herein (collectively, the “Excluded AE Supply Phase Two Assets”):

(a) Certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, and interests in joint ventures, partnerships, limited liability companies and other entities (other than, for the avoidance of doubt, the Phase Two Percentage Interest in AGC which is an AE Supply Phase Two Asset);

(b) All cash, cash equivalents, bank deposits, accounts and notes receivable (trade or otherwise), and any income, sales, payroll or other tax receivables;

(c) All tariffs, agreements and arrangements to which AE Supply is a party for the purchase or sale of electric capacity and/or energy or for the purchase of transmission or ancillary services;

(d) Any and all of AE Supply’s rights and interests in any contract that is not a Phase Two Agreement;

(e) All (i) Phase Two SO2 Emission Allowances and Phase Two NOx Emission Allowances with a vintage year occurring prior to the year of the Phase Two Closing, (ii) those Phase Two SO2 Emission Allowances with a vintage year of the year during which the Phase Two Closing occurs that do not constitute excess Phase Two SO2 Emission Allowances as contemplated by Section 4.1(b)(iv), and (iii) those Phase Two NOx Emission Allowances with a vintage year of the year during which the Phase Two Closing occurs that do not constitute excess Phase Two NOx Emission Allowances as contemplated by Section 4.1(b)(v); and

(f) All Phase Two Emission Reduction Credits that accrued or accrue prior to the Phase Two Closing.

4.3 Assumed AE Supply Phase Two Liabilities. On the Phase Two Closing Date, Mon Power shall deliver to AE Supply the AE Supply Phase Two Assignment and Assumption Agreement pursuant to which Mon Power shall assume and agree to discharge when due, without recourse to AE Supply, all of the following liabilities and obligations of AE Supply, direct or indirect, known or unknown, absolute or contingent, that relate to, or arise by virtue of AE Supply’s ownership of, the AE Supply Phase Two Assets (other than Excluded AE Supply Phase Two Liabilities), in accordance with the respective terms and subject to the respective conditions thereof (collectively, “Assumed AE Supply Phase Two Liabilities”):

(a) All liabilities and obligations of AE Supply arising on or after the Phase Two Closing Date under the Phase Two Agreements, the Phase Two Real Property Leases and the Phase Two Transferable Permits in accordance with the terms thereof, including, without limitation, the Phase Two Agreements entered into by AE Supply (i) prior to the date hereof and (ii) after the date hereof consistent with the terms of this Agreement, except in each case to the extent such liabilities and obligations, but for a breach or default by AE Supply, would have been paid, performed or otherwise discharged on or prior to the Phase Two Closing Date or to the extent the same arise out of any such breach or default or out of any event which after the giving of notice or passage of time or both would constitute a default by AE Supply;

(b) All liabilities and obligations associated with the AE Supply Phase Two Assets in respect of Taxes for which Mon Power is liable pursuant to Sections 6.4 and 9.7(b) hereof;

(c) Subject to Section 4.3(g), all liabilities, responsibilities and obligations arising under Environmental Laws or relating to Environmental Conditions or Regulated Substances (including common law liabilities relating to Environmental Conditions and Regulated Substances) in respect of the AE Supply Phase Two Assets arising on or after the Phase Two Closing Date, including, but not limited to: (i) costs of compliance (including capital, operating and other costs) relating to any violation or alleged violation of Environmental Laws occurring on or after the Phase Two Closing Date, with respect to the ownership or operation of the AE Supply Phase Two Assets; (ii) property damage or natural resource damage arising from Environmental Conditions or Releases of Regulated Substances at, on, in, under, adjacent to, or migrating from any AE Supply Phase Two Assets on or after the Phase Two Closing Date; (iii) any Remediation of Environmental Conditions or Regulated Substances that are present or have been Released on or after the Phase Two Closing Date, at, on, in, adjacent to or migrating from the AE Supply Phase Two Assets; (iv) any violations or alleged violations of Environmental Laws occurring on or after the Phase Two Closing Date with respect to the ownership or operation of any AE Supply Phase Two Assets; (v) any bodily injury or loss of life arising from Environmental Conditions or Releases of Regulated Substances at, on, in, under, adjacent to or migrating from any AE Supply Phase Two Assets on or after the Phase Two Closing Date; (vi) any bodily injury, loss of life, property damage, or natural resource damage arising from the storage, transportation, treatment, disposal, discharge, recycling or Release, at any Off-Site Location, or arising from the arrangement for such activities, on or after the Phase Two Closing Date, of Regulated Substances generated in connection with the ownership or operation of the AE Supply Phase Two Assets; and (vii) any Remediation of any Environmental Condition or Release of Regulated Substances arising from the storage, transportation, treatment, disposal, discharge, recycling or Release, at any Off-Site Location, or arising from the arrangement for such activities, on or after the Phase Two Closing Date, of Regulated Substances generated in connection with the ownership or operation of the AE Supply Phase Two Assets; provided, that nothing set forth in this Section 4.3(c) shall require Mon Power to assume any liabilities, responsibilities or obligations that are expressly excluded in Section 4.4;

(d) All liabilities and obligations of AE Supply with respect to the AE Supply Phase Two Assets under the agreements or consent orders set forth on Schedule 4.3(d) arising on or after the Phase Two Closing;

(e) Any Tax that may be imposed by any federal, state or local government on the ownership, sale (except as otherwise provided in Section 9.7(a)), operation or use of the AE Supply Phase Two Assets on or after the Phase Two Closing Date, except for any Income Taxes attributable to income received by AE Supply;

(f) Notwithstanding any other provision of this Agreement to the contrary, to the extent that any portion of the AE Supply Phase Two Assets had been transferred to AE Supply at the Phase One Closing as a part of the Mon Power Phase One Assets, all liabilities of AE Supply that accrued with respect to all such AE Supply Phase Two Assets on or following the Phase One Closing Date (the “Interim Liabilities”);

(g) Notwithstanding any other provision of this Agreement to the contrary, all liabilities and obligations with respect to the AE Supply Phase Two Assets that relate to any compliance costs (including capital, operating and other costs) ordered on or after the Phase Two Closing by any court of competent jurisdiction in respect of any violations of prevention of significant deterioration provisions or the new source review provisions of the Clean Air Act, 42 U.S.C. Parts C and D, regardless of the date on which any such violation occurred; provided that nothing in this Section 4.3(g) shall require Mon Power to assume any liabilities, responsibilities or obligations that are expressly excluded in Section 4.4; and

(h) Debt obligations of AE Supply under those Revenue Bonds that are secured by any of the AE Supply Phase Two Assets, including those Revenue Bonds secured by those Exempt Facilities identified on Schedule 4.3(h).

4.4 Excluded AE Supply Phase Two Liabilities. Notwithstanding anything to the contrary in this Agreement, Mon Power shall not assume or be obligated to pay, perform or otherwise discharge the following liabilities or obligations of AE Supply (except to the extent such liabilities or obligations constitute Interim Liabilities in which case, such liabilities or obligations are Assumed AE Supply Phase Two Liabilities) (collectively, the “Excluded AE Supply Phase Two Liabilities”):

(a) Any liabilities or obligations of AE Supply in respect of any Excluded AE Supply Phase Two Assets or other assets of AE Supply that are not AE Supply Phase Two Assets;

(b) Any liabilities or obligations with respect to Taxes attributable to AE Supply’s ownership, operation or use of AE Supply Phase Two Assets for taxable periods, or portions thereof, ending before the Phase Two Closing Date except for Taxes for which Mon Power is liable pursuant to Sections 6.4 and 9.7(b) hereof;

(c) Any liabilities or obligations of AE Supply accruing under Phase Two Agreements prior to the Phase Two Closing Date;

(d) Any and all asserted or unasserted liabilities or obligations to third parties (including employees) for personal injury or tort, or similar causes of action arising during or attributable to the period prior to the Phase Two Closing Date;

(e) Any fines, penalties and associated costs for defending related enforcement actions resulting from any violation or alleged violation of Environmental Laws with respect to the ownership or operation of the AE Supply Phase Two Assets occurring prior to the Phase Two Closing Date, including any such fines, penalties and costs relating to any violations of prevention of significant deterioration provisions or the new source review provisions of the Clean Air Act, 42 U.S.C. Parts C and D occurring prior to the Phase Two Closing Date;

(f) Any payment obligations of AE Supply pursuant to the Phase Two Agreements for goods delivered or services rendered prior to the Phase Two Closing Date, including, but not limited to, rental payments pursuant to the Phase Two Real Property Leases;

(g) Any liabilities, responsibilities and obligations of AE Supply arising under Environmental Laws or relating to Environmental Conditions or Regulated Substances (including common law liabilities relating to Environmental Conditions and Regulated Substances) arising prior to the Phase Two Closing Date other than those expressly assumed by Mon Power pursuant to Section 4.3(g);

(h) Any liability to third parties (including employees) for bodily injury or loss of life, to the extent caused (or allegedly caused) by Environmental Conditions or the Release of Regulated Substances at, on, in, under, or adjacent to, or migrating from, the AE Supply Phase Two Assets prior to the Phase Two Closing Date; and

(i) Any liability of AE Supply arising out of a breach by AE Supply of any of its obligations under this Agreement or the Ancillary Agreements.

4.5 Fuel Supplies. At the Phase Two Closing, AE Supply will sell, assign, convey and transfer to Mon Power, to the extent of the Phase Two Percentage Interests, its right, title and interest in and to the Fuel Supplies related to the operation of the corresponding AE Supply Phase Two Assets, and Mon Power shall pay to AE Supply an amount equal to the actual cost of such Fuel Supplies on AE Supply’s books and records, as contemplated by Section 6.2(b)(iv) and as established by invoices (and reasonable supporting materials demonstrating the actual cost of such Fuel Supplies) with such invoices and supporting materials to be delivered to Mon Power by AE Supply not later than ten (10) Business Days prior to the Phase Two Closing.

ARTICLE V

THE PHASE ONE CLOSING

5.1 Phase One Closing. Upon the terms and subject to the satisfaction of the conditions in Sections 10.1, 10.2 and 10.3 of this Agreement, the consummation of Phase One, as contemplated by this Agreement, shall take place at a closing (the “Phase One Closing”), to be held at the offices of Allegheny Energy, Inc., 800 Cabin Hill Drive, Greensburg, PA 15601 at 10:00 a.m. local time five (5) Business Days following the date that all of the conditions precedent to the Phase One Closing set forth in Sections 10.1, 10.2 and 10.3 of this Agreement have been either satisfied or waived by the Party for whose benefit such conditions precedent exist (other than those conditions precedent that, by their terms, are to be satisfied at the Phase One Closing, but subject to their satisfaction at the Phase One Closing), or at such other time, date and/or place as the Parties may mutually agree.

5.2 Calculation of Closing Payments.

(a) No payment of any purchase price will be made by either Party to the other for the transfer of the AE Supply Phase One Assets and the Mon Power Phase One Assets. The Parties have agreed that certain payments will be made for other specified purposes (hereinafter, the “Phase One Closing Payments”) and such Phase One Closing Payments shall be calculated in accordance with this Section 5.2.

(b) The “AE Supply Phase One Closing Payments” means the sum of the following amounts calculated for and to be paid to AE Supply by Mon Power:

(i) the amounts expended by AE Supply between the date hereof and the Phase One Closing Date for Fort Martin Capital Expenditures relating to the AE Supply Phase One Assets transferred to Mon Power that (A) are not described in Schedule 9.1(b)(v) and (B) satisfy one or more of the tests for permitted Fort Martin Capital Expenditures set forth in Section 9.1(b)(v); plus or minus

(ii) the amounts by which AE Supply’s share of the book value of all Fort Martin Inventories relating to the AE Supply Phase One Assets transferred to Mon Power, as of the Phase One Closing Date, exceeds or falls short of that value set forth in Schedule 5.2(b)(ii); plus or minus

(iii) the net balance payable to or by AE Supply, if any, of items relating to the AE Supply Phase One Assets transferred to Mon Power prorated as of the Phase One Closing Date pursuant to Section 5.4; plus

(iv) the amounts payable to AE Supply pursuant to Section 2.5 by Mon Power for the Fort Martin Percentage Interest in the Fuel Supplies at Fort Martin Station transferred to Mon Power.

(c) The “Mon Power Phase One Closing Payments” means the sums of the following amounts calculated for and to be paid to Mon Power by AE Supply:

(i) the amount expended by Mon Power between the date hereof and the Phase One Closing Date for Phase One Capital Expenditures, with respect to Mon Power Phase One Assets that (A) are not described in Schedule 9.1(b)(v) and (B) satisfy one or more of the tests for permitted Phase One Capital Expenditures set forth in Section 9.1(b)(v); plus or minus

(ii) the amount by which Mon Power’s share of the book value of all Phase One Inventories relating to the Mon Power Phase One Assets transferred to AE Supply, as of the Phase One Closing Date, exceeds or falls short of that value set forth in Schedule 5.2(c)(ii) with respect to the Phase One Assets; plus or minus

(iii) the net balance payable to or by Mon Power, if any, of items relating to the Mon Power Phase One Assets transferred to AE Supply prorated as of the Phase One Closing Date pursuant to Section 5.4; plus

(iv) the amounts payable to Mon Power pursuant to Section 3.5 by AE Supply for the Phase One Percentage Interests in the Fuel Supplies at the Phase One Assets transferred to AE Supply.

(d) As early as practicable prior to the Phase One Closing Date, AE Supply shall prepare and deliver to Mon Power an estimated closing statement (the “AE Supply Phase One Estimated Closing Statement”) that shall set forth AE Supply’s best estimate of the estimated AE Supply Phase One Closing Payments (the “AE Supply Phase One Estimated Closing Payments”). As early as practicable prior to the Phase One Closing Date, Mon Power shall prepare and deliver to AE Supply an estimated closing statement (the “Mon Power Phase One Estimated Closing Statements”) that shall set forth Mon Power’s best estimate of the estimated Mon Power Phase One Closing Payments (the “Mon Power Phase One Estimated Closing Payments”). As soon as practicable following the delivery of an Estimated Closing Statement, the Party receiving such Estimated Closing Statement may object in good faith to such Estimated Closing Payment in writing. In the event of any such objection, the Parties shall attempt to resolve their differences by negotiation. If such Parties are unable to do so before the Phase One Closing Date, the amounts of the Estimated Closing Payments not in dispute shall be paid at the Phase One Closing and the disputed portions shall be paid as a Phase One Final Adjustment to the extent required by Section 5.2(f).

(e) As soon as practicable following the Phase One Closing Date, (i) AE Supply shall prepare and deliver to Mon Power a final closing statement setting forth the final AE Supply Phase One Closing Payments including adjustments to the proration amounts specified by Section 5.4 (collectively, the “Proposed AE Supply Phase One Final Adjustments”), and (ii) Mon Power shall prepare and deliver to AE Supply a final closing statement setting forth the final Mon Power Phase One Closing

Payments including adjustments to the proration amounts specified by Section 5.4 (collectively, the “Proposed Mon Power Phase One Final Adjustments”). All calculations of the Closing Payments shall be prepared using the same accounting principles, policies and methods as the Conveying Party has historically used in connection with the calculation of the items reflected on such Proposed Final Adjustment.

(f) As soon as practicable following the delivery of the Proposed Final Adjustment, the Party receiving such Proposed Final Adjustment may object to such Proposed Final Adjustment in writing. Each Party agrees to cooperate with the other Party to provide such Party and its Representatives information used to prepare such Proposed Final Adjustment and information relating thereto. If the Party receiving a Proposed Final Adjustment objects to such Proposed Final Adjustment, the Parties shall attempt to resolve their differences by negotiation. If such Parties are unable to do so, the Parties shall appoint an Independent Accounting Firm, which shall, at their joint expense, review the Proposed Final Adjustment and determine the appropriate adjustment to the Closing Payment, if any. The Parties agree to cooperate with the Independent Accounting Firm and provide it with such information as it reasonably requests to enable it to make such determination. The finding of such Independent Accounting Firm shall be binding on the Parties. Upon determination by agreement of the Parties or by binding determination of the Independent Accounting Firm of the appropriate adjustment (in either case, the “Phase One Final Adjustment”), if the Phase One Final Adjustment results in a change to the Closing Payment made by either Party, the Party owing the difference shall deliver such difference to the Party owed such amount no later than two (2) Business Days after the determination of such Phase One Final Adjustment, in any manner reasonably requested by the Party owed such amount.

5.3 Payment of Closing Payments.

(a) If the AE Supply Phase One Closing Payment calculated for Mon Power is a positive amount, such amount shall be payable by Mon Power to AE Supply. If the AE Supply Phase One Closing Payment calculated for Mon Power is a negative amount, such amount shall be payable by AE Supply to Mon Power.

(b) If the Mon Power Phase One Closing Payment calculated for AE Supply is a positive amount, such amount shall be payable by AE Supply to Mon Power. If the Mon Power Phase One Closing Payment calculated for AE Supply is a negative amount, such amount shall be payable by Mon Power to AE Supply.

(c) Amounts payable with respect to each Closing Payment shall be aggregated or offset, as appropriate (the remaining amount payable after such aggregation or offset is referred to herein as a “Phase One Closing Payment Balance”). In connection with the Phase One Closing, subject to Section 5.2(d), the Party owing a Phase One Closing Payment Balance shall pay such amount to the Party to whom such Phase One Closing Payment Balance is owed at the Phase One Closing by such means as are agreed upon by such Parties.

5.4 Prorations.

(a) The Parties agree that all of the items normally prorated, including those listed below (but not including Income Taxes), relating to the business and operation of the AE Supply Phase One Assets and the Mon Power Phase One Assets shall be prorated as of the Phase One Closing Date, with each Conveying Party remaining liable for such items to the extent such items relate to any time period prior to the Phase One Closing Date, and the Acquiring Party liable for such items to the extent such items relate to periods commencing with the Phase One Closing Date (measured in the same units used to compute the item in question, otherwise measured by calendar days ):

(i) personal property, real estate and occupancy Taxes, assessments and other charges, if any, on or with respect to the business and operation of the AE Supply Phase One Assets or the Mon Power Phase One Assets, as the case may be;

(ii) rent, Taxes and all other items (including prepaid services or goods not included in Inventories) payable by or to a Conveying Party under any of the Assigned Agreements conveyed by that Party;

(iii) any permit, license, registration, compliance assurance fees or other fees with respect to any Transferable Permit;

(iv) sewer rents and charges for water, telephone, electricity and other utilities with respect to the AE Supply Phase One Assets or the Mon Power Phase One Assets, as the case may be;

(v) rent and Taxes payable by a Conveying Party under the Real Property Leases assigned to the Acquiring Party; and

(vi) insurance premiums paid on or with respect to the business and operation of the AE Supply Phase One Assets or the Mon Power Phase One Assets, as the case may be.

(b) In connection with the prorations referred to in Section 5.4 (a) above, in the event that actual figures are not available at the Phase One Closing Date, the proration shall be based upon the actual Taxes or other amounts accrued through the Phase One Closing Date or paid for the most recent year (or other appropriate period) for which actual Taxes or other amounts paid are available. Such prorated Taxes or other amounts shall be re-prorated and paid to the appropriate Party within sixty (60) days of the date that the previously unavailable actual figures become available. The prorations shall be based on the number of days in a year or other appropriate period (i) before the Phase One Closing Date and (ii) including and after the Phase One Closing Date. The Parties agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section 5.4.

5.5 Audit Cooperation. Each Party shall notify and provide the other Party with reasonable assistance in the event of an examination, audit or other proceeding regarding any fair market value of the AE Supply Phase One Assets, Assumed AE Supply Phase One Liabilities, Mon Power Phase One Assets and Assumed Mon Power Phase One Liabilities.

5.6 Deliveries by AE Supply. At the Phase One Closing, AE Supply will deliver, or cause to be delivered, the following to Mon Power:

(a) With respect to the transfer of the AE Supply Phase One Assets and the Assumed AE Supply Phase One Liabilities:

(i) Duly executed Bills of Sale with respect to the Fort Martin Percentage Interest and the AE Supply Phase One Assets;

(ii) Copies of any and all governmental and other third party consents, waivers or approvals obtained or required to be obtained by AE Supply with respect to the transfer of the AE Supply Phase One Assets or the consummation of the Phase One transactions contemplated by this Agreement;

(iii) One or more Warranty Deeds conveying title to the Fort Martin Real Property by AE Supply to Mon Power, duly executed and acknowledged by AE Supply and in recordable form;

(iv) FIRPTA Affidavits, duly executed AE Supply;

(v) To the extent available, originals of all of the Fort Martin Agreements, Fort Martin Real Property Leases and Fort Martin Transferable Permits and, if such originals are not available, true and correct copies thereof;

(vi) The AE Supply Phase One Assignment and Assumption Agreements, duly executed by AE Supply;

(vii) The Service Agreement Assignment and Assumption, duly executed by AE Supply;

(viii) A consent and release, executed by The Potomac Edison Company, in respect of the Service Agreement Assignment and Assumption;

(ix) A consent and release, executed by AE Supply, in respect of the Facilities Lease Agreement Assignment and Assumption;

(x) The Amended and Restated Facilities Lease Agreement, duly executed by AE Supply;

(xi) Any additional instruments of assignment and assumption as shall be necessary or appropriate in connection with the assignment and assumption of those obligations contemplated by Section 2.3(g); and

(xii) All such other instruments of assignment, transfer or conveyance as shall, in the reasonable opinion of Mon Power and its counsel, be necessary or desirable to transfer the AE Supply Phase One Assets to Mon Power in accordance with this Agreement and where necessary or desirable in recordable form.

(b) With respect to the transfer of the Mon Power Phase One Assets and the assumption of the Assumed Mon Power Phase One Liabilities:

(i) The Mon Power Phase One Assignment and Assumption Agreement duly executed by AE Supply;

(ii) An instrument of assignment and assumption, reasonably acceptable to the parties, assigning the Phase One Percentage Interest in OVEC to AE Supply (or such Subsidiary of AE Supply as AE Supply may designate), duly executed by AE Supply (or such Subsidiary of AE Supply as AE Supply may designate);

(iii) Any additional instruments of assignment and assumption as shall be necessary or appropriate in connection with the assignment and assumption of those obligations contemplated by Section 3.3(g); and

(iv) All such other instruments of assignment or assumption as shall, in the reasonable opinion of Mon Power and its counsel, be necessary for the assignment of the Mon Power Phase One Assets to or the assumption of the Assumed Mon Power Phase One Liabilities by AE Supply, in accordance with this Agreement.

(c) With respect to this Agreement:

(i) The documents to be delivered by AE Supply under Section 10.3;

(ii) Copies of corporate resolutions authorizing the execution and delivery of this Agreement and all of the agreements and instruments to be executed and delivered by AE Supply in connection herewith and with the consummation of the transactions contemplated hereby;

(iii) Such other agreements, documents, instruments and writings as are reasonably required to be delivered by AE Supply at or prior to the Phase One Closing Date pursuant to this Agreement or otherwise reasonably required by Mon Power in connection herewith; and

(iv) Certificate dated the Phase One Closing Date executed by a duly authorized officer of AE Supply to the effect that, to such officers’ Knowledge, the conditions set forth in Sections 10.3(b), (c) and (d) have been satisfied by AE Supply.

5.7 Deliveries by Mon Power. At the Phase One Closing, Mon Power will deliver, or cause to be delivered, the following to AE Supply (or, in the case of any AGC Interest and OVEC Interest, such Subsidiar(ies) of AE Supply as AE Supply may direct):

(a) With respect to the transfer of the Mon Power Phase One Assets and the assumption of the Assumed Mon Power Phase One Liabilities:

(i) The Mon Power Phase One Assignment and Assumption Agreements, duly executed by Mon Power;

(ii) Duly executed Bills of Sale with respect to the Phase One Percentage Interests and the Mon Power Phase One Assets;

(iii) Copies of any and all governmental and other third party consents, waivers or approvals obtained or required to be obtained by Mon Power with respect to the transfer of the Mon Power Phase One Assets or the consummation of the Phase One transactions contemplated by this Agreement;

(iv) One or more Warranty Deeds conveying title to the Phase One Real Property to AE Supply, duly executed and acknowledged by Mon Power and in recordable form;

(v) FIRPTA Affidavits, duly executed by Mon Power;

(vi) To the extent available, originals of all Phase One Agreements, Phase One Real Property Leases and Phase One Transferable Permits and, if such originals are not available, true and correct copies thereof;

(vii) An instrument of assignment and assumption, reasonably acceptable to the parties, assigning the Phase One Percentage Interest in OVEC to AE Supply (or such Subsidiary of AE Supply as AE Supply may designate), duly executed by Mon Power (or its Subsidiary then holding the Phase One Percentage Interest in OVEC);

(viii) A stock power or other instrument of transfer, reasonably acceptable to AE Supply, transferring the Phase One Percentage Interest in AGC to AE Supply (or such Subsidiary of AE Supply as AE Supply may designate), duly executed by Mon Power (or its Subsidiary then holding the Phase One Percentage Interest in AGC);

(ix) Any additional instruments of assignment and assumption as shall be necessary or appropriate in connection with the assignment and assumption of those obligations contemplated by Section 3.3(g); and

(x) All such other instruments of assignment, transfer or conveyance as shall, in the reasonable opinion of AE Supply and its counsel, be necessary or desirable to transfer the Mon Power Phase One Assets to AE Supply in accordance with this Agreement and where necessary or desirable in recordable form.

(b) With respect to the transfer of the AE Supply Phase One Assets and the assumption of the Assumed AE Supply Phase One Liabilities:

(i) The AE Supply Phase One Assignment and Assumption Agreements, duly executed by Mon Power;

(ii) The Service Agreement Assignment and Assumption, duly executed by Mon Power; and

(iii) The Amended and Restated Service Agreement, duly executed by Mon Power and The Potomac Edison Company;

(iv) The Facilities Lease Agreement Assignment and Assumption, duly executed by Mon Power and The Potomac Edison Company;

(v) The Amended and Restated Facilities Lease Agreement, duly executed by Mon Power;

(vi) The New Facilities Lease Agreement, duly executed by Mon Power and The Potomac Edison Company;

(vii) Any additional instruments of assignment and assumption as shall be necessary or appropriate in connection with the assignment and assumption of those obligations contemplated by Section 2.3(g); and

(viii) All such other instruments of assignment or assumption as shall, in the reasonable opinion of AE Supply and its counsel, be necessary for assignment of the AE Supply Phase One Assets to or the assumption of the Assumed AE Supply Phase One Liabilities by Mon Power in accordance with this Agreement.

(c) With respect to this Agreement:

(i) The documents to be delivered by Mon Power under Section 10.2;

(ii) Copies of corporate resolutions authorizing the execution and delivery of this Agreement and all of the agreements and instruments to be executed and delivered by Mon Power in connection herewith and with the consummation of the transactions contemplated hereby;

(iii) Such other agreements, documents, instruments and writings as are required to be delivered by Mon Power at or prior to the Phase One Closing Date pursuant to this Agreement or otherwise reasonably required by AE Supply in connection herewith; and

(iv) Certificate dated the Phase One Closing Date executed by a duly authorized officer of Mon Power to the effect that, to such officers’ Knowledge, the conditions set forth in Sections 10.2(b), (c) and (d) have been satisfied by Mon Power.

5.8 Phase One Revenue Bond Matters. Immediately prior to the Phase One Closing, Mon Power and AE Supply shall (i) determine the principal amount, as of the Phase One Closing Date, of those debt obligations contemplated by Section 2.3(g) to be assumed by Mon Power at the Phase One Closing, and (ii) determine the principal amount, as of the Phase One Closing Date, of those debt obligations contemplated by Section 3.3(g) to be assumed by AE Supply at the Phase One Closing. To the extent that the principal amount to be assumed by Mon Power exceeds the principal amount to be assumed by AE Supply, AE Supply shall, at its option, either (x) prior to the Phase One Closing, repay, satisfy or defease such portion of such debt obligations as is necessary to cause the principal amount of those debt obligations contemplated by Section 2.3(g) to equal the principal amount of those debt obligations contemplated by Section 3.3(g), (y) at the Phase One Closing, make an additional payment to Mon Power equal to the amount by which the principal amount to be assumed by Mon Power exceeds the principal amount to be assumed by AE Supply, or (z) make such other arrangements as are reasonably acceptable to Mon Power to address any such excess. To the extent that the principal amount to be assumed by AE Supply exceeds the principal amount to be assumed by Mon Power, Mon Power shall, at its option, either (x) prior to the Phase One Closing, repay, satisfy or defease such portion of such debt obligations as is necessary to cause the principal amount of those debt obligations contemplated by Section 3.3(g) to equal the principal amount of those debt obligations contemplated by Section 2.3(g), (y) at the Phase One Closing, make an additional payment to AE Supply equal to the amount by which the principal amount to be assumed by AE Supply exceeds the principal amount to be assumed by Mon Power, or (z) make such other arrangements as are reasonably acceptable to AE Supply to address any such excess.

ARTICLE VI

THE PHASE TWO CLOSING

6.1 Phase Two Closing. Upon the terms and subject to the satisfaction of the conditions in Sections 10.4, 10.5 and 10.6 of this Agreement, the consummation of Phase Two, as contemplated by this Agreement, shall take place at a closing (the “Phase Two Closing”), to be held at the offices of Allegheny Energy, Inc., 800 Cabin Hill Drive, Greensburg, PA 15601 at 10:00 a.m. local time five (5) Business Days following the date that all of the conditions precedent to the Phase Two Closing set forth in Sections 10.4, 10.5 and 10.6 of this Agreement have been either satisfied or waived by the Party for whose benefit such conditions precedent exist (other than those conditions precedent that, by their terms, are to be satisfied at the Phase Two Closing, but subject to their satisfaction at the Phase Two Closing), or at such other time, date and/or place as the Parties may mutually agree.

6.2 Calculation of Closing Payments.

(a) No payment of any purchase price will be made for the transfer of the AE Supply Phase Two Assets. The Parties have agreed that certain payments will be made for other specified purposes (hereinafter, the “Phase Two Closing Payments”) and such Phase Two Closing Payments shall be calculated in accordance with this Section 6.2.

(b) The “AE Supply Phase Two Closing Payments” means the sum of the following amounts calculated for and to be paid to AE Supply by Mon Power:

(i) the amounts expended by AE Supply between the date hereof and the Phase Two Closing Date for Phase Two Capital Expenditures relating to the AE Supply Phase Two Assets transferred to Mon Power that (A) are not described in Schedule 9.1(b)(v) and (B) satisfy one or more of the tests for permitted Phase Two Capital Expenditures set forth in Section 9.1(b)(v); plus or minus

(ii) the amounts by which AE Supply’s share of the book value of all Phase Two Inventories relating to the AE Supply Phase Two Assets transferred to Mon Power, as of the Phase Two Closing Date, exceeds or falls short of that value set forth in Schedule 6.2(b)(ii); plus or minus

(iii) the net balance payable to or by AE Supply, if any, of items relating to the AE Supply Phase Two Assets transferred to Mon Power prorated as of the Phase Two Closing Date pursuant to Section 6.4; plus

(iv) the amounts payable to AE Supply pursuant to Section 4.5 by Mon Power for the Phase Two Percentage Interests in the Fuel Supplies at the Phase Two Assets transferred to Mon Power.

(c) As early as practicable prior to the Phase Two Closing Date, AE Supply shall prepare and deliver to Mon Power an estimated closing statement (the “AE Supply Phase Two Estimated Closing Statement”) that shall set forth AE Supply’s best estimate of the estimated AE Supply Phase Two Closing Payments (the “AE Supply Phase Two Estimated Closing Payments”). As soon as practicable following the delivery of an Estimated Closing Statement, Mon Power may object in good faith to such Estimated Closing Payment in writing. In the event of any such objection, the Parties shall attempt to resolve their differences by negotiation. If such Parties are unable to do so prior to the Phase Two Closing Date, the amounts of the Estimated Closing Payments not in dispute shall be paid at the Phase Two Closing and the disputed portions shall be paid as a Phase Two Final Adjustment to the extent required by Section 6.2(e).

(d) As soon as practicable following the Phase Two Closing Date, AE Supply shall prepare and deliver to Mon Power a final closing statement setting forth the final AE Supply Phase Two Closing Payments including adjustments to the proration amounts specified by Section 6.4 (collectively, the “Proposed AE Supply Phase Two Final Adjustments”). All calculations of the Closing Payments shall be prepared using the same accounting principles, policies and methods as AE Supply has historically used in connection with the calculation of the items reflected on such Proposed Final Adjustment.

(e) As soon as practicable following the delivery of the Proposed Final Adjustment, Mon Power may object to such Proposed Final Adjustment in writing. Each Party agrees to cooperate with the other Party to provide such Party and its Representatives information used to prepare such Proposed Final Adjustment and information relating thereto. If Mon Power objects to such Proposed Final Adjustment, the Parties shall attempt to resolve their differences by negotiation. If such Parties are unable to do so, the Parties shall appoint an Independent Accounting Firm, which shall, at their joint expense, review the Proposed Final Adjustment and determine the appropriate adjustment to the Closing Payment, if any. The Parties agree to cooperate with the Independent Accounting Firm and provide it with such information as it reasonably requests to enable it to make such determination. The finding of such Independent Accounting Firm shall be binding on the Parties. Upon determination by agreement of the Parties or by binding determination of the Independent Accounting Firm of the appropriate adjustment (in either case, the “Phase Two Final Adjustment”), if the Phase Two Final Adjustment results in a change to the Closing Payment made by either Party, the Party owing the difference shall deliver such difference to the Party owed such amount no later than two (2) Business Days after the determination of such Phase Two Final Adjustment, in any manner reasonably requested by the Party owed such amount.

6.3 Payment of Closing Payments.

(a) If the AE Supply Phase Two Closing Payment calculated for Mon Power is a positive amount, such amount shall be payable by Mon Power to AE Supply. If the AE Supply Phase Two Closing Payment calculated for Mon Power is a negative amount, such amount shall be payable by AE Supply to Mon Power.

(b) In connection with the Phase Two Closing, subject to Section 6.2(d), Mon Power shall pay to AE Supply the AE Supply Phase Two Closing Payments, if any, at the Phase Two Closing by such means as are agreed upon by such Parties.

6.4 Prorations.

(a) The Parties agree that all of the items normally prorated, including those listed below (but not including Income Taxes), relating to the business and operation of the AE Supply Phase Two Assets shall be prorated as of the Phase Two Closing Date, with AE Supply remaining liable for such items to the extent such items relate to any time period prior to the Phase Two Closing Date, and Mon Power liable for such items to the extent such items relate to periods commencing with the Phase Two Closing Date (measured in the same units used to compute the item in question, otherwise measured by calendar days):

(i) personal property, real estate and occupancy Taxes, assessments and other charges, if any, on or with respect to the business and operation of the AE Supply Phase Two Assets;

(ii) rent, Taxes and all other items (including prepaid services or goods not included in Inventories) payable by or to AE Supply under any of the Assigned Agreements conveyed by AE Supply;

(iii) any permit, license, registration, compliance assurance fees or other fees with respect to any Transferable Permit;

(iv) sewer rents and charges for water, telephone, electricity and other utilities with respect to the AE Supply Phase Two Assets;

(v) rent and Taxes payable by AE Supply under the Real Property Leases assigned to Mon Power; and

(vi) insurance premiums paid on or with respect to the business and operation of the AE Supply Phase Two Assets.

(b) In connection with the prorations referred to in Section 6.4 (a) above, in the event that actual figures are not available at the Phase Two Closing Date, the proration shall be based upon the actual Taxes or other amounts accrued through the Phase Two Closing Date or paid for the most recent year (or other appropriate period) for which actual Taxes or other amounts paid are available. Such prorated Taxes or other amounts shall be re-prorated and paid to the appropriate Party within sixty (60) days of the date that the previously unavailable actual figures become available. The prorations shall be based on the number of days in a year or other appropriate period (i) before the Phase Two Closing Date and (ii) including and after the Phase Two Closing Date. The Parties agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section 6.4.

6.5 Audit Cooperation. Each Party shall notify and provide the other Party with reasonable assistance in the event of an examination, audit or other proceeding regarding any fair market value of the AE Supply Phase Two Assets and the Assumed AE Supply Phase Two Liabilities.

6.6 Deliveries by AE Supply. At the Phase Two Closing, AE Supply will deliver, or cause to be delivered, the following to Mon Power (or, in the case of any AGC Interest, such Subsidiar(ies) of Mon Power as Mon Power may direct):

(a) With respect to the transfer of the AE Supply Phase Two Assets and Assumed AE Supply Phase Two Liabilities:

(i) The AE Supply Phase Two Assignment and Assumption Agreement, duly executed by AE Supply;

(ii) Duly executed Bills of Sale with respect to the Phase Two Percentage Interests and the AE Supply Phase Two Assets;

(iii) Copies of any and all governmental and other third party consents, waivers or approvals obtained or required to be obtained by AE Supply with respect to the transfer of the AE Supply Phase Two Assets or the consummation of the transactions contemplated by this Agreement;

(iv) One or more Warranty Deeds conveying title to the Phase Two Real Property by AE Supply to Mon Power, duly executed and acknowledged AE Supply and in recordable form;

(v) FIRPTA Affidavits, duly executed by AE Supply;

(vi) To the extent available, originals of all of the Phase Two Agreements, Phase Two Property Leases and Phase Two Transferable Permits and, if such originals are not available, true and correct copies thereof;

(vii) A stock power or other instrument of transfer, reasonably acceptable to Mon Power, transferring the Phase Two Percentage Interest in AGC to Mon Power (or such Subsidiary of Mon Power as Mon Power may designate), duly executed by AE Supply (or its Subsidiary then holding the Phase One Percentage Interest in AGC);

(viii) Any additional instruments of assignment and assumption as shall be necessary or appropriate in connection with the assignment and assumption of those obligations contemplated by Section 4.3(h); and

(ix) All such other instruments of assignment, transfer or conveyance as shall, in the reasonable opinion of Mon Power and its counsel, be necessary or desirable to transfer the AE Supply Phase Two Assets to Mon Power in accordance with this Agreement and where necessary or desirable in recordable form.

(b) With respect to this Agreement:

(i) The documents to be delivered by AE Supply under Section 10.6;

(ii) Copies of corporate resolutions authorizing the execution and delivery of this Agreement and all of the agreements and instruments to be executed and delivered by AE Supply in connection herewith and with the consummation of the transactions contemplated hereby;

(iii) Such other agreements, documents, instruments and writings as are reasonably required to be delivered by AE Supply at or prior to the Phase Two Closing Date pursuant to this Agreement; and

(iv) Certificate dated the Phase Two Closing Date executed by a duly authorized officer of AE Supply to the effect that, to such officers’ Knowledge, the conditions set forth in Sections 10.6(a), (b) and (c) have been satisfied by AE Supply.

6.7 Deliveries by Mon Power. At the Phase Two Closing, Mon Power will deliver, or cause to be delivered, the following to AE Supply:

(a) With respect to the transfer of the AE Supply Phase Two Assets and the assumption of the AE Supply Phase Two Liabilities:

(i) The AE Supply Phase Two Assignment and Assumption Agreement, duly executed by Mon Power;

(ii) Any additional instruments of assignment and assumption as shall be necessary or appropriate in connection with the assignment and assumption of those obligations contemplated by Section 4.3(h); and

(iii) All such other instruments of assignment or assumption as shall, in the reasonable opinion of AE Supply and its counsel, be necessary for assignment of the AE Supply Phase Two Assets to or the assumption of the Assumed AE Supply Phase Two Liabilities by Mon Power or in accordance with this Agreement.

(b) With respect to this Agreement:

(i) The documents to be delivered by Mon Power under Section 10.5;

(ii) Copies of corporate resolutions authorizing the execution and delivery of this Agreement and all of the agreements and instruments to be executed and delivered by Mon Power in connection herewith and with the consummation of the transactions contemplated hereby;

(iii) Such other agreements, documents, instruments and writings as are required to be delivered by Mon Power at or prior to the Phase Two Closing Date pursuant to this Agreement or otherwise reasonably required by AE Supply in connection herewith; and

(iv) Certificate dated the Phase Two Closing Date executed by a duly authorized officer of Mon Power to the effect that, to such officers’ Knowledge, the conditions set forth in Sections 10.5(a) and (b) have been satisfied by Mon Power.

6.8 Phase Two Revenue Bond Matters. Immediately prior to the Phase Two Closing, Mon Power and AE Supply shall determine the principal amount, as of the Phase Two Closing Date, of those debt obligations contemplated by Section 4.3(h) to be assumed by Mon Power at the Phase Two Closing. AE Supply shall, at its option, either (x) prior to the Phase Two Closing, repay, satisfy or defease those debt obligations contemplated by Section 4.3(h), (y) at the Phase Two Closing, make an additional payment to Mon Power equal to the principal amount of such debt obligations, or (z) make such other arrangements as are reasonably acceptable to Mon Power to address any such debt obligations.

ARTICLE VII

REPRESENTATIONS, WARRANTIES AND DISCLAIMERS OF AE SUPPLY

Subject to Section 1.7, AE Supply represents and warrants to the Mon Power as follows:

7.1 Organization; Qualification. AE Supply is a limited liability company, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its material assets and properties and to carry on its business as is now being conducted. AE Supply is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which its business, as now being conducted, shall require it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.

7.2 Authority. AE Supply has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which AE Supply is a signatory and to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and each of the Ancillary Agreements to which AE Supply is a signatory by AE Supply and the consummation of the transactions contemplated hereby and thereby by AE Supply have been duly and validly authorized by all necessary corporate action required on the part of AE Supply and this Agreement has been duly and validly executed and delivered by AE Supply. Subject to the receipt of the AE Supply Required Regulatory Approvals, each of this Agreement and the Ancillary Agreements to which AE Supply is a signatory constitutes the legal, valid and binding agreement of AE Supply, enforceable against AE Supply in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

7.3 Consents and Approvals; No Violation.

(a) Except as set forth in Schedule 7.3(a), and subject to obtaining any AE Supply Required Regulatory Approvals and those waivers, consents, approvals and other instruments set forth on Schedules 10.3(b) and 10.6(a), neither the execution, delivery and performance of this Agreement by AE Supply nor the execution, delivery and performance by AE Supply of the Ancillary Agreements to which it is a party will (i) conflict with or result in any breach of any provision of the organizational documents of AE Supply, (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which AE Supply is a party or by which it, or any of the AE Supply Phase One Assets or the AE Supply Phase Two Assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or that would not, individually or in the aggregate, create a Material Adverse Effect; or (iii) constitute violations of any law, regulation, order, judgment or decree applicable to AE Supply, which violations, individually or in the aggregate, would create a Material Adverse Effect.

(b) Except as set forth in Schedule 7.3(b) (the filings and approvals referred to in Schedule 7.3(b) are collectively referred to as the “AE Supply Required Regulatory Approvals”), no consent or approval of, filing with, or notice to, any Governmental Authority is necessary for the execution and delivery of this Agreement by AE Supply, or the consummation by AE Supply of the transactions contemplated hereby, other than (i) such consents, approvals, filings or notices that, if not obtained or made, will not prevent AE Supply from performing its material obligations hereunder and (ii) such consents, approvals, filings or notices that become applicable to AE Supply or the AE Supply Phase One Assets or the AE Supply Phase Two Assets as a result of the specific regulatory status of Mon Power (or any of their Affiliates) or as a result of any other facts that specifically relate to the business or activities in Mon Power (or any of their Affiliates) is or proposes to be engaged.

7.4 Insurance. Except as set forth in Schedule 7.4, all material policies of fire, liability, workers’ compensation and other forms of insurance (if any) owned or held by, or on behalf of, AE Supply with respect to the business, operations or employees at the AE Supply Phase One Assets and the AE Supply Phase Two Assets are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid (other than retroactive premiums that may be payable with respect to comprehensive general liability and workers’ compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy that was not replaced on substantially similar terms prior to the date of such cancellation. Except as described in Schedule 7.4, within the thirty-six (36) months preceding the date of this Agreement, AE Supply has not been refused any insurance with respect to the AE Supply Phase One Assets or the AE Supply Phase Two Assets nor has its coverage been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last twelve (12) months.

7.5 Real Property Leases. Schedule 7.5 lists, as of the date of this Agreement, all real property leases under which AE Supply is a lessee or lessor and which relate to the Fort Martin Percentage Interest (“Fort Martin Real Property Leases”) and all real property leases under which AE Supply is a lessee or lessor and which relate to the Phase Two Percentage Interests (“Phase Two Real Property Leases”). Except as set forth in Schedule 7.5, all such Fort Martin Real Property Leases and Phase Two Real Property Leases are valid, binding and enforceable against AE Supply in accordance with their terms; there are no existing defaults by AE Supply or, to AE Supply’s Knowledge, any other party thereunder that could reasonably be expected to result in a Material Adverse Effect; and no event has occurred that (whether with or without notice, lapse of time or both) would constitute a default by AE Supply or, to AE Supply’s Knowledge, any other party thereunder that could reasonably be expected to result in a Material Adverse Effect. AE Supply has delivered to Mon Power true, correct and complete copies of each of the Fort Martin Real Property Leases and the Phase Two Real Property Leases.

7.6 Environmental Matters. Except as disclosed in Schedule 7.6:

(a) AE Supply holds, and is in substantial compliance with, all Fort Martin Environmental Permits and Phase Two Fort Martin Environmental Permits that are required for AE Supply to own and operate the AE Supply Phase One Assets, and the AE Supply Phase Two Assets, respectively, is otherwise in compliance with applicable Environmental Laws with respect to the business and operation of the AE Supply Phase One Assets and the AE Supply Phase Two Assets, except for such failures to hold or comply with required Fort Martin Environmental Permits or Phase Two Environmental Permits, or such failures to be in compliance with applicable Environmental Laws, as would not, individually or in the aggregate, create a Material Adverse Effect;

(b) AE Supply has not received any written request for information, or been notified that it is a potentially responsible party, under CERCLA or any similar state law, with respect to the Fort Martin Real Property or the Phase Two Real Property; and

(c) AE Supply has not entered into or agreed to any consent decree or order relating to the AE Supply Phase One Assets or the AE Supply Phase Two Assets, and is not subject to any outstanding judgment, decree, or judicial order relating to compliance with any Environmental Law or to Remediation of Regulated Substances under any Environmental Law relating to the AE Supply Phase One Assets or the AE Supply Phase Two Assets; and

(d) To the Knowledge of AE Supply, no Release of Regulated Substances has occurred at, from, in, on, or under the Fort Martin Real Property or the Phase Two Real Property and no Regulated Substances are present in, on, about or migrating from the Fort Martin Real Property or the Phase Two Real Property that could give rise to an Environmental Claim related to the AE Supply Phase One Assets or the AE Supply Phase Two Assets for which Remediation reasonably could be required, except in any such case to the extent that any such Release or Environmental Claim would not, individually or in aggregate, create a Material Adverse Effect.

The representations and warranties made in this Section 7.6 are AE Supply’s exclusive representations and warranties relating to environmental matters.

7.7 Real Property. Schedule 2.1 (a) contains a description of the Fort Martin Real Property included in the AE Supply Phase One Assets and Schedule 4.1 (a) contains a description of the Phase Two Real Property included in the AE Supply Phase Two Assets. True and correct copies of all current surveys, abstracts, title commitments and title opinions in AE Supply’s possession and all policies of title insurance currently in force and in the possession of AE Supply with respect to the Fort Martin Real Property and the Phase Two Real Property have heretofore been made available to Mon Power.

7.8 Condemnation. Except as set forth in Schedule 7.8, AE Supply has not received any written notices of and otherwise has no Knowledge of any pending or threatened proceedings or actions by any Governmental Authority to condemn or take by power of eminent domain all or any part of the Fort Martin Real Property or the Phase Two Real Property.

7.9 Contracts.

(a) Schedule 7.9(a) lists each Fort Martin Agreement that is material to AE Supply for the business or operations of the AE Supply Phase One Assets and each Phase Two Agreement that is material to AE Supply for the business or operations of the AE Supply Phase Two Assets, other than those (i) that are expected to expire or terminate prior to the Phase One Closing Date or the Phase Two Closing Date, as applicable, (ii) that provide for annual payments by AE Supply after the date hereof of less than $1,000,000, individually, or payments by AE Supply after the date hereof of less than $5,000,000, in the aggregate, or (iii) to which Mon Power is a signatory.

(b) Except as disclosed in Schedule 7.9(b), each Fort Martin Agreement and Phase One Agreement listed in Schedule 7.9(a), constitutes a legal, valid and binding obligation of AE Supply and, to AE Supply’s Knowledge, constitutes a valid and binding obligation of the other parties thereto, and may be transferred to the Mon Power as contemplated by this Agreement without the consent of the other parties thereto and will continue in full force and effect thereafter, unless in any such case the impact of such lack of legality, validity or binding nature, or inability to transfer, would not, individually or in the aggregate, create a Material Adverse Effect.

(c) Except as set forth in Schedule 7.9(c), there is not, under any of the Fort Martin Agreements or Phase One Agreements listed in Schedule 7.9(a), any default or event that, with notice or lapse of time or both, would constitute a default on the part of AE Supply or, to AE Supply’s Knowledge, any of the other parties thereto, except such events of default and other events that would not, individually or in the aggregate, create a Material Adverse Effect.

7.10 Legal Proceedings. Except as set forth in Schedule 7.10, there is no action or proceeding pending, or, to AE Supply’s Knowledge, threatened against AE Supply before any court, arbitrator or Governmental Authority, that could, individually or in the aggregate, reasonably be expected to create a Material Adverse Effect. Except as set forth in Schedule 7.10, AE Supply is not subject to any outstanding judgments, rules, orders, writs, injunctions or decrees of any court, arbitrator or Governmental Authority that would, individually or in the aggregate, create a Material Adverse Effect.

7.11 Permits.

(a) AE Supply has all Fort Martin Permits and Phase Two Permits (other than Fort Martin Environmental Permits and Phase Two Environmental Permits, which are addressed in Section 7.6 hereof) necessary to own and operate the AE Supply Phase One Assets and the AE Supply Phase Two Assets, as applicable, except where the failure to have such Fort Martin Permits or Phase Two Permits would not, individually or in the aggregate, create a Material Adverse Effect. Except as disclosed on Schedule 7.11(a), AE Supply has not received any written notification that it is in violation of any such Fort Martin Permits or Phase Two Permits, except notifications of violations which would not, individually or in the aggregate, create a Material Adverse Effect. AE Supply is in compliance with all such Fort Martin Permits and Phase Two Permits except where non-compliance would not, individually or in the aggregate, create a Material Adverse Effect.

(b) Schedule 7.11(b) sets forth all material Fort Martin Permits and material Phase Two Permits (other than Fort Martin Transferable Permits and Phase Two Transferable Permits).

(c) Schedule 7.11(c) sets forth all Fort Martin Transferable Permits and Phase Two Transferable Permits.

7.12 Taxes.

(a) AE Supply has filed or caused to be filed all Tax Returns that are required to be filed by it with respect to any Tax relating to the AE Supply Phase One Assets and the AE Supply Phase Two Assets, and has paid or caused to be paid all Taxes that have become due as indicated thereon, except where such Tax is being contested in good faith by appropriate proceedings, or where the failure to so file or pay would not create a Material Adverse Effect. All Tax Returns relating to the AE Supply Phase One Assets and the AE Supply Phase Two Assets are true, correct and complete in all material respects. There are no liens for Taxes upon the AE Supply Phase One Assets or the AE Supply Phase Two Assets except for liens for Taxes not yet due and Permitted Encumbrances.

(b) Except as set forth in Schedule 7.12(b), no notice of deficiency or assessment has been received from any taxing authority with respect to liabilities for Taxes of AE Supply in respect of the AE Supply Phase One Assets or the AE Supply Phase Two Assets that have not been fully paid or finally settled, and any such deficiency shown in Schedule 7.12(b) is being contested in good faith through appropriate proceedings.

(c) Except as set forth in Schedule 7.12(c), there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes associated with the AE Supply Phase One Assets or the AE Supply Phase Two Assets that will be binding upon Mon Power after the Phase One Closing or the Phase Two Closing, as applicable.

(d) Except as set forth in Schedule 7.12(d), none of the AE Supply Phase One Assets or the AE Supply Phase Two Assets is property that is required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former Section 168(f) of the Code, and none of the AE Supply Phase One Assets or AE Supply Phase Two Assets is “tax-exempt use” property within the meaning of Section 168(h) of the Code.

(e) Schedule 7.12(e) sets forth the taxing jurisdictions in which AE Supply owns AE Supply Phase One Assets or AE Supply Phase Two Assets or conducts business that require a notification to a taxing authority of the transactions contemplated by this Agreement, if the failure to make such notification, or obtain Tax clearance certificates in connection therewith, would either require Mon Power to withhold any portion of the consideration or subject Mon Power to any liability for any Taxes of AE Supply.

7.13 Compliance With Laws. AE Supply is in compliance with all applicable laws, rules and regulations with respect to its ownership of the AE Supply Phase One Assets and the AE Supply Phase Two Assets except where the failure to be in compliance would not, individually or in the aggregate, create a Material Adverse Effect.

7.14 DISCLAIMERS REGARDING ASSETS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE VII, THE AE SUPPLY PHASE ONE ASSETS AND THE AE SUPPLY PHASE TWO ASSETS ARE TRANSFERRED “AS IS, WHERE IS,” AND AE SUPPLY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO LIABILITIES, OPERATIONS OF THE AE SUPPLY PHASE ONE ASSETS OR THE AE SUPPLY PHASE TWO ASSETS, THE TITLE, CONDITION, VALUE OR QUALITY OF THE AE SUPPLY PHASE ONE ASSETS OR THE AE SUPPLY PHASE TWO ASSETS OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE AE SUPPLY PHASE ONE ASSETS AND THE AE SUPPLY PHASE TWO ASSETS, AND AE SUPPLY SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE AE SUPPLY PHASE ONE ASSETS AND THE AE SUPPLY PHASE TWO ASSETS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR THE APPLICABILITY OF ANY

GOVERNMENTAL REQUIREMENTS, INCLUDING BUT NOT LIMITED TO ANY ENVIRONMENTAL LAWS, OR WHETHER AE SUPPLY POSSESSES SUFFICIENT REAL PROPERTY OR PERSONAL PROPERTY TO OPERATE THE AE SUPPLY PHASE ONE ASSETS OR THE AE SUPPLY PHASE TWO ASSETS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, AE SUPPLY FURTHER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY REGARDING THE ABSENCE OF REGULATED SUBSTANCES OR LIABILITY OR POTENTIAL LIABILITY ARISING UNDER ENVIRONMENTAL LAWS WITH RESPECT TO THE AE SUPPLY PHASE ONE ASSETS AND THE AE SUPPLY PHASE TWO ASSETS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, AE SUPPLY EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF ANY KIND REGARDING THE CONDITION OF THE AE SUPPLY PHASE ONE ASSETS OR THE AE SUPPLY PHASE TWO ASSETS OR THE SUITABILITY OF THE AE SUPPLY PHASE ONE ASSETS OR THE AE SUPPLY PHASE TWO ASSETS FOR OPERATION AS A POWER PLANT AND NO SCHEDULE OR EXHIBIT TO THIS AGREEMENT, NOR ANY OTHER MATERIAL OR INFORMATION PROVIDED BY OR COMMUNICATIONS MADE BY AE SUPPLY OR AE SUPPLY REPRESENTATIVES WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE AE SUPPLY PHASE ONE ASSETS OR THE AE SUPPLY PHASE TWO ASSETS.

ARTICLE VIII

REPRESENTATIONS, WARRANTIES AND DISCLAIMERS OF MON POWER

Subject to Section 1.7, Mon Power hereby represents and warrants to AE Supply:

8.1 Incorporation; Qualification. Mon Power is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio and has all requisite corporate power and authority to own, lease and operate its material assets and properties and to carry on its business as is now being conducted. Mon Power is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which its business as now being conducted shall require it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.

8.2 Authority. Mon Power has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a signatory and to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and each of the Ancillary Agreements to which it is a signatory by Mon Power and the consummation of the transactions contemplated hereby and thereby by Mon Power have been duly and validly authorized by all necessary corporate action required on the part of Mon Power and this Agreement and each Ancillary Agreement to which it is a signatory has been duly and validly executed and delivered Mon Power. Subject to the receipt of the Mon Power Required Regulatory Approvals, each of this Agreement and each of the Ancillary Agreements to which it is a signatory constitutes the legal, valid and binding agreement of Mon Power, enforceable against Mon Power in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

8.3 Consents and Approvals; No Violation.

(a) Except as set forth in Schedule 8.3(a), and subject to obtaining any Mon Power Required Regulatory Approvals and those waivers, consents, approvals and other instruments set forth on Schedule 10.2(b), neither the execution, delivery and performance by Mon Power of this Agreement nor the execution, delivery and performance by Mon Power of the Ancillary Agreements to which Mon Power is a signatory will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of Mon Power, (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Mon Power is a party or by which Mon Power, or any of the Mon Power Phase One Assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or that would not, individually or in the aggregate, create a Material Adverse Effect; or (iii) constitute violations of any law, regulation, order, judgment or decree applicable to Mon Power, which violations, individually or in the aggregate, would create a Material Adverse Effect.

(b) Except as set forth in Schedule 8.3(b) (the filings and approvals referred to in Schedule 8.3(b) are collectively referred to as “Mon Power Required Regulatory Approvals”), no consent or approval of, filing with, or notice to, any Governmental Authority is necessary for the execution and delivery of this Agreement, or the consummation by Mon Power of the transactions contemplated hereby, other than (i) such consents, approvals, filings or notices that, if not obtained or made, will not prevent Mon Power from performing its material obligations hereunder and (ii) such consents, approvals, filings or notices that become applicable to Mon Power or the Mon Power Phase One Assets as a result of the specific regulatory status of AE Supply (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which AE Supply (or any of its Affiliates) is or proposes to be engaged.

8.4 Insurance. Except as set forth in Schedule 8.4, all material policies of fire, liability, workers’ compensation and other forms of insurance (if any) owned or held by, or on behalf of, Mon Power with respect to the business, operations or employees at the Mon Power Phase One Assets are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid (other than retroactive premiums that may be payable with respect to comprehensive general liability and workers’ compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy that was not replaced on substantially similar terms prior to the date of such cancellation. Except as described in Schedule 8.4, within the thirty-six (36) months preceding the date of this Agreement, Mon Power has not been refused any insurance with respect to the Mon Power Phase One Assets nor has its coverage been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last twelve (12) months.

8.5 Real Property Leases. Schedule 8.5 lists, as of the date of this Agreement, all real property leases under which Mon Power is a lessee or lessor and which relate to the Mon Power Phase One Assets (“Phase One Real Property Leases”). Except as set forth in Schedule 8.5, all such Phase One Real Property Leases are valid, binding and enforceable against Mon Power in accordance with their terms; there are no existing defaults by Mon Power or, to Mon Power’s Knowledge, any other party thereunder that could reasonably be expected to result in a Material Adverse Effect; and no event has occurred that (whether with or without notice, lapse of time or both) would constitute a default by Mon Power or, to Mon Power’s Knowledge, any other party thereunder that could reasonably be expected to result in a Material Adverse Effect. Mon Power has delivered to AE Supply true, correct and complete copies of each of the Mon Power Real Property Leases.

8.6 Environmental Matters. Except as disclosed in Schedule 8.6:

(a) Mon Power holds, and is in substantial compliance with, all Phase One Environmental Permits that are required for Mon Power to own and operate the Mon Power Phase One Assets, and Mon Power is otherwise in compliance with applicable Environmental Laws with respect to the business and operation of the Mon Power Phase One Assets, except for such failures to hold or comply with required Phase One Environmental Permits, or such failures to be in compliance with applicable Environmental Laws, as would not, individually or in the aggregate, create a Material Adverse Effect;

(b) Mon Power has not received any written request for information, or been notified that it is a potentially responsible party, under CERCLA or any similar state law with respect to the Phase One Real Property;

(c) Mon Power has not entered into or agreed to any consent decree or order relating to the Mon Power Phase One Assets, or is subject to any outstanding judgment, decree, or judicial order relating to compliance with any Environmental Law or to Remediation of Regulated Substances under any Environmental Law relating to the Mon Power Phase One Assets; and

(d) To the Knowledge of Mon Power, no Release of Regulated Substances has occurred at, from, in, on, or under the Phase One Real Property and no Regulated Substances are present in, on, about or migrating from the Phase One Real Property that could give rise to an Environmental Claim related to the Mon Power Phase One Assets for which Remediation reasonably could be required, except in any such case to the extent that any such Release or Environmental Claim would not, individually or in aggregate, create a Material Adverse Effect.

The representations and warranties made in this Section 8.6 are the exclusive representations and warranties of Mon Power relating to environmental matters as of the date hereof.

8.7 Real Property. Schedule 3.1 (a) contains a description of the Phase One Real Property included in the Mon Power Phase One Assets. True and correct copies of all current surveys, abstracts, title commitments and title opinions in Mon Power’s possession and all policies of title insurance currently in force and in the possession of Mon Power with respect to the Phase One Real Property have heretofore been made available to AE Supply.

8.8 Condemnation. Except as set forth in Schedule 8.8, Mon Power has not received any written notices of and otherwise has no Knowledge of any pending or threatened proceedings or actions by any Governmental Authority to condemn or take by power of eminent domain all or any part of the Phase One Real Property.

8.9 Contracts.

(a) Schedule 8.9(a) lists each Phase One Agreement that is material to Mon Power for the business or operations of the Mon Power Phase One Assets, other than those (i) that are expected to expire or terminate prior to the Phase One Closing Date, (ii) that provide for annual payments by Mon Power after the date hereof of less than $1,000,000, individually, or payments by Mon Power after the date hereof of less than $5,000,000, in the aggregate, or (iii) to which AE Supply is a signatory.

(b) Except as disclosed in Schedule 8.9(b), each Phase One Agreement listed in Schedule 8.9(a) constitutes a legal, valid and binding obligation of Mon Power and, to the Knowledge of Mon Power, constitutes a valid and binding obligation of the other parties thereto, and may be transferred to AE Supply as contemplated by this Agreement without the consent of the other parties thereto and will continue in full force and effect thereafter, unless in any such case the impact of such lack of legality, validity or binding nature, or inability to transfer, would not, individually or in the aggregate, create a Material Adverse Effect.

(c) Except as set forth in Schedule 8.9(c), there is not, under any of the Phase One Agreements listed on Schedule 8.9(a), any default or event that, with notice or lapse of time or both, would constitute a default on the part of Mon Power or to its Knowledge, any of the other parties thereto, except such events of default and other events that would not, individually or in the aggregate, create a Material Adverse Effect.

8.10 Legal Proceedings. Except as set forth in Schedule 8.10, there is no action or proceeding pending, or, to the Knowledge of Mon Power, threatened against Mon Power before any court, arbitrator or Governmental Authority, that could, individually or in the aggregate, reasonably be expected to create a Material Adverse Effect. Except as set forth in Schedule 8.10, Mon Power is not subject to any outstanding judgments, rules, orders, writs, injunctions or decrees of any court, arbitrator or Governmental Authority that would, individually or in the aggregate, create a Material Adverse Effect.

8.11 Permits.

(a) Mon Power has all Phase One Permits (other than Phase One Environmental Permits, which are addressed in Section 8.6 hereof) necessary to own and operate the Mon Power Phase One Assets except where the failure to have such Phase One Permits would not, individually or in the aggregate, create a Material Adverse Effect. Except as disclosed on Schedule 8.11(a), Mon Power has not received any notification that Mon Power is in violation of any such Phase One Permits, except notifications of violations which would not, individually or in the aggregate, create a Material Adverse Effect. Mon Power is in compliance with all Phase One Permits except where non-compliance would not, individually or in the aggregate, create a Material Adverse Effect.

(b) Schedule 8.11(b) sets forth all material Phase One Permits; and

(c) Schedule 8.11(c) sets forth all Phase One Transferable Permits.

8.12 Taxes.

(a) Mon Power has filed or caused to be filed all Tax Returns that are required to be filed by it with respect to any Tax relating to the Mon Power Phase One Assets and has paid or caused to be paid all Taxes that have become due as indicated thereon, except where such Tax is being contested in good faith by appropriate proceedings, or where the failure to so file or pay would not create a Material Adverse Effect. All Tax Returns relating to the Mon Power Phase One Assets are true, correct and complete in all material respects. There are no liens for Taxes upon the Mon Power Phase One Assets except for liens for Taxes not yet due and Permitted Encumbrances.

(b) Except as set forth in Schedule 8.12(b), no notice of deficiency or assessment has been received from any taxing authority with respect to liabilities for Taxes of Mon Power in respect of the Mon Power Phase One Assets, that have not been fully paid or finally settled, and any such deficiency shown in Schedule 8.12(b) is being contested in good faith through appropriate proceedings.

(c) Except as set forth in Schedule 8.12(c), there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes associated with the Mon Power Phase One Assets that will be binding upon AE Supply after the Phase One Closing.

(d) Except as set forth in Schedule 8.12(d), none of the Mon Power Phase One Assets is property that is required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former Section 168(f) of the Code, and none of the Mon Power Phase One Assets is “tax-exempt use” property within the meaning of Section 168(h) of the Code.

(e) Schedule 8.12(e) sets forth the taxing jurisdictions in which Mon Power owns assets or conducts business that require a notification to a taxing authority of the transactions contemplated by this Agreement, if the failure to make such notification, or obtain Tax clearance certificates in connection therewith, would either require AE Supply to withhold any portion of the consideration or subject AE Supply to any liability for any Taxes of Mon Power.

8.13 Compliance With Laws. Mon Power is in compliance with all applicable laws, rules and regulations with respect to the ownership or operation of the Mon Power Phase One Assets, except where the failure to be in compliance would not, individually or in the aggregate, create a Material Adverse Effect.

8.14 DISCLAIMERS REGARDING ASSETS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE VIII, THE MON POWER PHASE ONE ASSETS ARE TRANSFERRED “AS IS, WHERE IS,” AND MON POWER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO LIABILITIES, OPERATIONS OF THE MON POWER PHASE ONE ASSETS, THE TITLE, CONDITION, VALUE OR QUALITY OF THE MON POWER PHASE ONE ASSETS OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE MON POWER PHASE ONE ASSETS, AND MON POWER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE MON POWER PHASE ONE ASSETS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR THE APPLICABILITY OF ANY GOVERNMENTAL REQUIREMENTS, INCLUDING BUT NOT LIMITED TO ANY ENVIRONMENTAL LAWS, OR WHETHER MON POWER POSSESSES SUFFICIENT REAL PROPERTY OR PERSONAL PROPERTY TO OPERATE THE MON POWER PHASE ONE ASSETS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, MON POWER FURTHER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY REGARDING THE ABSENCE OF REGULATED SUBSTANCES OR LIABILITY OR POTENTIAL LIABILITY ARISING UNDER ENVIRONMENTAL LAWS WITH RESPECT TO THE MON POWER PHASE ONE ASSETS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, MON POWER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF ANY KIND REGARDING THE CONDITION OF THE MON POWER PHASE ONE ASSETS OR THE SUITABILITY OF THE MON POWER PHASE ONE ASSETS FOR OPERATION AS A POWER

PLANT AND NO SCHEDULE OR EXHIBIT TO THIS AGREEMENT, NOR ANY OTHER MATERIAL OR INFORMATION PROVIDED BY OR COMMUNICATIONS MADE BY MON POWER OR ITS REPRESENTATIVES WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE MON POWER PHASE ONE ASSETS.

ARTICLE IX

COVENANTS OF THE PARTIES

9.1 Conduct of Business Relating to the Exchange Assets. The Parties covenant and agree as follows:

(a) Except as described in Schedule 9.1(a) or as expressly contemplated by this Agreement or to the extent the Acquiring Party otherwise consents in writing, during the period from the date of this Agreement to the Phase One Closing Date or the Phase Two Closing Date, as applicable, each Conveying Party (i) will operate the applicable Exchange Assets in the ordinary course of business consistent with its past practices and Good Utility Practices, (ii) shall use all Commercially Reasonable Efforts to preserve intact such Exchange Assets, and endeavor to preserve the goodwill and relationships with customers, suppliers and others having business dealings with it, (iii) shall maintain adequate insurance coverage relating to such Exchange Assets, and (iv) shall comply with all applicable laws relating to such Exchange Assets, including without limitation, all Environmental Laws, except, with respect to such Exchange Assets, where the failure to so comply would not result in a Material Adverse Effect.

(b) Without limiting the generality of Section 9.1(a) and, except as contemplated in this Agreement or as described in Schedule 9.1(b), or as required under applicable law or by any Governmental Authority, prior to the Phase One Closing Date or the Phase Two Closing Date, as applicable, without the prior written consent of the Acquiring Party, no Conveying Party shall, with respect to the applicable Exchange Assets:

(i) Make any material change in the levels of the Inventories customarily maintained by the Conveying Party with respect to the applicable Exchange Assets, other than changes that are consistent with Good Utility Practices;

(ii) Sell, lease (as lessor), encumber, pledge, transfer or otherwise dispose of, any applicable Exchange Asset (except for Inventories or Fuel Supplies used, consumed or replaced in the ordinary course of business consistent with past practices of the Conveying Party or Good Utility Practices) other than to encumber any such Exchange Asset with Permitted Encumbrances;

(iii) Modify, amend or voluntarily terminate, prior to the respective expiration date of any of the Assigned Agreements or Real Property

Leases or any of its Permits or Environmental Permits with respect to any of the applicable Exchange Assets in any material respect, other than (A) in the ordinary course of business and consistent with Good Utility Practices, (B) to the extent consistent with past practices of the Conveying Party and with Good Utility Practices, or (C) as may be required in connection with transferring of the Conveying Party’s rights or obligations thereunder to the Acquiring Party pursuant to this Agreement;

(iv) Sell, lease or otherwise dispose of SO2 Emission Allowances or NOx Emission Allowances or Emission Reduction Credits to any third party;

(v) Make any Capital Expenditures except (A) as described on Schedule 9.1(b)(v); (B) as mandated after the date of this Agreement by any Governmental Authority (provided that the Acquiring Party may direct the Conveying Party to delay making such Capital Expenditures and contest such mandates by appropriate proceedings at the Acquiring Party’s expense, unless such delay would have an adverse impact on the applicable Exchange Assets); or (C) those which are prudent in amount and in accordance with Good Utility Practice for any applicable Exchange Asset, in addition to those identified in (A) or (B) above;

(vi) Incur any indebtedness or other obligation that encumbers any Exchange Asset (except for Permitted Encumbrances) unless the Conveying Party repays or satisfies any such indebtedness or other obligation prior to the Phase One Closing Date or the Phase Two Closing Date, as applicable, and any such repayment or satisfaction does not impede or delay the Phase One Closing or the Phase Two Closing, as applicable; or

(vii) Except as otherwise provided herein, enter into any written or oral contract, agreement, commitment or arrangement with respect to any of the proscribed transactions set forth in the foregoing paragraphs (i) through (vi).

9.2 Access to Information.

(a) Between the date of this Agreement and the Phase One Closing Date or the Phase Two Closing Date, as applicable, each Conveying Party will, at reasonable times and upon reasonable notice, provide the respective Acquiring Party and its Representatives:

(i) reasonable access to their managerial personnel and to all books, records, plans, equipment, offices and other facilities and properties constituting the applicable Exchange Assets;

(ii) such historical financial and operating data and other information with respect to the applicable Exchange Assets as they may from time to time reasonably request;

(iii) upon request, a copy of each material report, schedule or other document filed by the Conveying Party with respect to the applicable Exchange Assets with any Governmental Authority;

(iv) access to each applicable Exchange Asset for Inspection at reasonable times during regular business hours scheduled for such Inspections; and

with all such other information in the possession or control of the Conveying Party as shall be reasonably necessary to enable the Acquiring Party and its Representatives, as applicable, to assemble the information reasonably necessary or appropriate to verify the accuracy of the representations and warranties of the Conveying Party contained in this Agreement; provided, however, that (A) any such Inspections shall be conducted in such a manner as not to interfere unreasonably with the operation of the Exchange Assets, (B) the Conveying Party shall not be required to take any action which would constitute a waiver of any legal privilege, including, but not limited to, the attorney-client privilege and the work product privilege, and (C) the Conveying Party need not supply the Acquiring Party with any information which such Conveying Party is under a legal or contractual obligation to withhold from disclosure.

(b) For a period of seven (7) years from the Phase One Closing Date or Phase Two Closing Date, as applicable, (or such longer period as may be required by applicable law), each Party and its Representatives shall have reasonable access to all of the books and records of the Exchange Assets in the possession of the other Party to the extent that such access may reasonably be required in connection with the assumed or excluded liabilities hereunder, or regarding other matters relating to or affected by the operation of the Exchange Assets. Such access shall be afforded by the Party in possession of any such books and records upon receipt of reasonable advance notice and during normal business hours. The Party exercising this right of access shall be solely responsible for any costs or expenses incurred by it or the holder of the information with respect to such access pursuant to this Section 9.2(b). If the Party in possession of such books and records shall desire to dispose of any books and records upon or prior to the expiration of such seven-year period (or any such longer period), such Party shall, prior to such disposition, give the other Party a reasonable opportunity, at the latter’s expense, to segregate and remove such books and records as it may select.

(c) Each Party agrees that, prior to the Phase One Closing Date or the Phase Two Closing Date, as applicable, neither it nor its Representatives will contact any vendors, suppliers, employees, or other contracting parties of a Conveying Party or its Affiliates with respect to any aspect of the Conveying Party’s Exchange Assets or the transactions contemplated hereby, without the prior written consent of the applicable Conveying Party, which consent shall not be unreasonably withheld.

9.3 Confidentiality.

(a) Each Party shall, and shall use its best efforts to cause its Representatives to, (i) keep all Proprietary Information of the other Party confidential and not to disclose or reveal any such Proprietary Information to any person other than such Party’s Representatives and (ii) not use such Proprietary Information other than in connection with the consummation of the transactions contemplated hereby. After the Phase One Closing Date or the Phase Two Closing Date, as applicable, any Proprietary Information, to the extent related to the Exchange Assets acquired by an Acquiring Party, shall no longer be subject to the restrictions set forth herein. The obligations of the Parties under this Section 9.3(a) shall be in full force and effect for three (3) years from the date hereof and will survive the termination of this Agreement, the discharge of all other obligations owed by the Parties to each other and the Phase One Closing Date or Phase Two Closing Date, as applicable.

(b) Notwithstanding the terms of Section 9.3(a) above, upon the other Party’s prior written approval (which shall not be unreasonably withheld), either Party may provide Proprietary Information of the other Party to the WVPSC, SEC, FERC or any other Governmental Authority with jurisdiction or any stock exchange, as may be necessary to obtain Required Regulatory Approvals, or to comply generally with any relevant law or regulation. The disclosing Party will seek confidential treatment for the Proprietary Information provided to any Governmental Authority and the disclosing Party will notify the other Party as far in advance as is practicable of its intention to release to any Governmental Authority any Proprietary Information.

9.4 Expenses. Except to the extent specifically provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses; provided, however, that to the extent that Mon Power is permitted by the WVPSC to recover, and actually recovers, any such costs incurred by AE Supply, Mon Power shall promptly following any such recovery reimburse AE Supply for such costs. Notwithstanding anything to the contrary herein, each Acquiring Party will be responsible for all costs and expenses associated with obtaining any title insurance policy and all endorsements thereto that such Acquiring Party elects to obtain.

9.5 Further Assurances.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Such actions shall include, without limitation, each Party using its best efforts to ensure satisfaction of the conditions precedent to its obligations hereunder whether or not specified herein, including obtaining all necessary consents, approvals, and authorizations of third parties and Governmental Authorities required to be obtained in order to consummate the transactions hereunder, and as a Conveying Party to effectuate a transfer of the Transferable Permits to any Acquiring Party. The Conveying Party shall cooperate with the Acquiring Party in its efforts to obtain all other Permits and

Environmental Permits necessary for the Acquiring Party to acquire and operate the applicable Exchange Assets. As an Acquiring Party, each Party agrees to perform promptly all conditions required of such Acquiring Party in connection with the Conveying Party’s Required Regulatory Approvals, other than those conditions which would create for it a Material Adverse Effect. Neither of the Parties hereto shall, without prior written consent of the other Party, take or fail to take any action which might reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement.

(b) In the event that any Exchange Asset to be assigned, conveyed, transferred and delivered hereunder to any Acquiring Party shall not have been so assigned, conveyed, transferred and delivered to such Acquiring Party at the Phase One Closing or the Phase Two Closing, as applicable, the Conveying Party shall use Commercially Reasonable Efforts to so assign, convey, transfer and deliver such asset to such Acquiring Party as promptly as is practicable after the Phase One Closing or the Phase Two Closing, as applicable.

(c)

(i) To the extent that a Conveying Party’s rights under any material (as such term is defined in Section 9.5(c)(iii) below) Assigned Agreement or Real Property Lease may not be assigned without the consent of another Person, which consent has not been obtained by the Phase One Closing Date or the Phase Two Closing Date, as applicable, this Agreement shall not constitute an agreement to assign the same, if an attempted assignment would constitute a breach thereof or be unlawful.

(ii) The Parties agree that if any consent to an assignment of any material Assigned Agreement or Real Property Lease shall not be obtained or if any attempted assignment would be ineffective or would impair the Acquiring Party’s rights and obligations under the material Assigned Agreement or Real Property Lease in question, so that the Acquiring Party would not in effect acquire the benefit of all such rights and obligations, the Conveying Party, at the Acquiring Party’s option and to the maximum extent permitted by law and by such material Assigned Agreement or Real Property Lease shall, after the Phase One Closing Date or the Phase Two Closing Date, as applicable, appoint the Acquiring Party to be the Conveying Party’s agent with respect to such material Assigned Agreement or Real Property Lease, or, to the maximum extent permitted by law and by such material Assigned Agreement or Real Property Lease, enter into such reasonable arrangements with the Acquiring Party or take such other actions as are necessary to provide the Acquiring Party with the same or substantially similar rights and obligations of such material Assigned Agreement or Real Property Lease as the Acquiring Party may reasonably request. The Parties shall cooperate and shall each use Commercially Reasonable Efforts prior to and after the Phase One Closing Date or the Phase Two Closing Date, as applicable, to obtain an assignment of such material Assigned Agreement or Real Property Lease to the Acquiring Party.

(iii) For purposes of this Section 9.5(c), all Real Property Leases and Assigned Agreements listed on Schedules 7.5, 7.9(a), 8.5 and 8.9(a) are deemed to be “material.” Without limitation of the foregoing, to the extent that any fuel supply contract relating to an Exchange Asset is not assignable, then the Conveying Party will agree to continue to purchase fuel pursuant to such contract and to resell it to the applicable Acquiring Party at the Conveying Party’s purchase price for the remainder of the term of that contract.

(d) To the extent that a Conveying Party’s rights under any warranty or guaranty described in Section 2.1(i), 3.1(i) or 4.1(i) may not be assigned without the consent of another Person, which consent has not been obtained by the Phase One Closing Date or the Phase Two Closing Date, as applicable, this Agreement shall not constitute an agreement to assign the same, if an attempted assignment would constitute a breach thereof, or be unlawful. The Parties agree that if any consent to an assignment of any such warranty or guaranty shall not be obtained, or if any attempted assignment would be ineffective or would impair the Acquiring Party’s rights and obligations under the warranty or guaranty in question, so that the Acquiring Party would not in effect acquire the benefit of all such rights and obligations, the Conveying Party, at the Acquiring Party’s option and expense, shall use Commercially Reasonable Efforts, to the maximum extent permitted by law and by such warranty or guaranty, to enforce such warranty or guaranty for the benefit of the Acquiring Party so as to provide Acquiring Party to the maximum extent possible with the benefits and obligations of such warranty or guaranty.

9.6 Consents and Approvals.

(a) The parties recognize and agree that as of the date hereof they (i) have, as applicable, made, or caused to be made, those filings with FERC and WVPSC required in connection with the AE Supply Required Regulatory Approvals and the Mon Power Required Regulatory Approvals and (ii) have received the approval from FERC that constitutes an AE Supply Required Regulatory Approval and a Mon Power Required Regulatory Approval. In addition, as promptly as advisable, each Party, as applicable, shall make or cause to be made any filings with any other Governmental Authority that may be required in connection with the AE Supply Required Regulatory Approvals and the Mon Power Required Regulatory Approvals. The Parties shall respond promptly to any requests for additional information made by FERC, WVPSC or any other Governmental Authorities, and use their respective commercially reasonable efforts to cause the AE Supply Required Regulatory Approvals and the Mon Power Required Regulatory Approvals to be obtained at the earliest possible date after the date of any such filing. Each Party will bear its own costs of the preparation of any such filing.

(b) The Parties shall cooperate with each other and promptly prepare and file notifications with, and request Tax clearances from, state and local taxing authorities in jurisdictions in which a portion of the Phase One Closing Payment or the Phase Two Closing Payment, as applicable, may be required to be withheld or in which the Acquiring Party would otherwise be liable for any Tax liabilities of the Conveying Party pursuant to such state and local Tax law.

(c) Each Acquiring Party shall have the primary responsibility for securing the transfer, reissuance or procurement of the Permits and Environmental Permits (other than Transferable Permits) effective as of the Phase One Closing Date or the Phase Two Closing Date, as applicable. Each Conveying Party shall cooperate with the Acquiring Party’s efforts in this regard and assist in any transfer or reissuance of a Permit or Environmental Permit held by such Conveying Party or the procurement of any other Permit or Environmental Permit when so requested by the Acquiring Party.

9.7 Tax Matters.

(a) All Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, (i) Pennsylvania or West Virginia sales tax; (ii) the Pennsylvania or West Virginia transfer tax, conveyance fees or conveyances of interests in real and/or personal property; and (iii) Pennsylvania or West Virginia sales tax and transfer tax on deeds shall be borne by the applicable Conveying Party. Each Conveying Party shall file, to the extent required by, or permissible under, applicable law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable law, the Acquiring Party shall join in the execution of any such Tax Returns and other documentation. Prior to the Phase One Closing Date or the Phase Two Closing Date, as applicable, to the extent applicable, each Acquiring Party shall provide to the applicable Conveying Party appropriate certificates of Tax exemption from each applicable taxing authority.

(b) With respect to Taxes to be prorated in accordance with Section 5.4 or 6.4 of this Agreement, each Party shall prepare and timely file all Tax Returns required to be filed after the Phase One Closing Date or the Phase Two Closing Date, as applicable, with respect to the applicable Exchange Assets, if any, and shall duly and timely pay all such Taxes shown to be due on such Tax Returns. Each Party’s preparation of any such Tax Returns shall be subject to the other Party’s approval, which approval shall not be unreasonably withheld. Each Party shall make such Tax Returns available for the other Party’s review and approval no later than fifteen (15) Business Days prior to the due date for filing each such Tax Return.

(c) Each Party shall provide the other Party with such assistance as may reasonably be requested by such other Party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each shall retain and provide the requesting Party with any records or information which may be relevant to such return, audit, examination or proceedings. Any information obtained pursuant to this Section 9.7(c) or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other instrument relating to Taxes shall be kept confidential by the Parties hereto.

9.8 Advice of Changes. Prior to the Phase One Closing or the Phase Two Closing, as applicable, each Party will advise the other in writing with respect to any matter arising after execution of this Agreement of which that Party obtains Knowledge and which, if existing or occurring at the date of this Agreement, would have been required to be set forth in this Agreement, including any of the Schedules or Exhibits hereto. Each Party may at any time notify the other Party, in writing, of any development causing a breach of any of its representations and warranties contained in this Agreement. Unless a Party has the right to terminate this Agreement pursuant to Section 11.1(e) or (f) below by reason of such developments and exercises that right within the period of fifteen (15) days after receipt of such written notice, said written notice will be deemed to have amended this Agreement, including the appropriate Schedule or Exhibit, to have qualified the applicable representations and warranties, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.

9.9 Risk of Loss.

(a) From the date hereof through the Phase One Closing Date or the Phase Two Closing Date, as applicable, all risk of loss or damage to the assets included in the Exchange Assets shall be borne by the Conveying Party, other than loss or damage caused by the acts or negligence of the Acquiring Party, which loss or damage shall be the responsibility of the Acquiring Party.

If, before the Phase One Closing Date or Phase Two Closing Date, as applicable, all or any portion of the applicable Exchange Assets are (i) taken by eminent domain or are the subject of a pending or (to the Knowledge of the Conveying Party with respect such Exchange Assets) contemplated taking which has not been consummated or (ii) damaged or destroyed by fire or other casualty, such Conveying Party shall (x) notify the Acquiring Party promptly in writing of such fact, (y) assign or pay, as the case may be, any proceeds thereof to the Acquiring Party at the Phase One Closing or the Phase Two Closing, as applicable and (z) either restore the damage or assign the insurance proceeds therefor (and pay the amount of any deductible and/or self-insured amount in respect of such casualty) to the Acquiring Party at the Phase One Closing or the Phase Two Closing, as applicable. Notwithstanding the above, if such taking, casualty or loss results, or would result, in a Material Adverse Effect to the Conveying Party (with respect to the Exchange Assets being conveyed by the Conveying Party), the Parties shall negotiate to settle the loss resulting from such taking, casualty or loss (and such negotiation shall include, without limitation, the negotiation of a fair and equitable payment to the Acquiring Party to offset such taking, casualty or loss). In the event of damage or destruction which the Conveying Party elects to restore, the Conveying Party will have the right (with respect to the Exchange Assets being conveyed by the Conveying Party) to postpone the Phase One Closing or the Phase Two Closing, as applicable, for up to six (6) months, and the Acquiring Party will have the right to inspect and observe, or have its Representatives inspect or observe, all repairs necessitated by any such damage or destruction.

9.10 Amended and Restated Facilities Lease Agreement.

If, following the Phase One Closing, the Phase Two Closing shall not have occurred sixty (60) days before the term of the Amended and Restated Facilities Lease Agreement was to expire, then Mon Power and AE Supply shall, at Mon Power’s election in its sole discretion, execute and deliver such other instruments and documents as Mon Power may require in order to cause the Amended and Restated Facilities Lease Agreement to be extended until the Phase Two Closing Date.

ARTICLE X

CONDITIONS

10.1 Conditions to Obligations of the Parties to Close Phase One.

The obligation of the Parties to consummate the transactions contemplated by this Agreement to be consummated at the Phase One Closing shall be subject to the fulfillment at or prior to the Phase One Closing Date, of the following conditions:

(a) No preliminary or permanent injunction or other order or decree by any Governmental Authority which prevents the consummation of the Phase One transactions contemplated herein shall have been issued and remain in effect (each Party agreeing to use its reasonable best efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any state or federal government or Governmental Authority prohibiting the consummation of the exchange of the AE Supply Phase One Assets and the Mon Power Phase One Assets;

(b) Receipt of evidence, reasonably satisfactory to the Parties, that each of the Amended and Restated Service Agreement, the Amended and Restated Facilities Lease Agreement and the New Facilities Lease Agreement is capable of becoming effective immediately upon the consummation of the Phase One Closing; and

(c) All consents or approvals, filings with, or notices to any Governmental Authority that are necessary for the consummation of the transactions contemplated by any of the Ancillary Agreements shall have been obtained or made, other than such consents, approvals, filings or notices that are not required in the ordinary course to be obtained or made prior to the consummation of the transactions thereunder or which, if not obtained or made, will not prevent the parties thereto from performing their material obligations thereunder.

10.2 Conditions to Obligations of AE Supply to Close Phase One.

The obligation of AE Supply to consummate the transactions contemplated by this Agreement to be consummated at the Phase One Closing shall be subject to the fulfillment of the following conditions, or the waiver thereof by the AE Supply, at or prior to the Phase One Closing Date:

(a) AE Supply shall have received all AE Supply Required Regulatory Approvals;

(b) All waivers, consents, approvals and other instruments required for the execution, delivery and performance of this Agreement and the Ancillary Agreements, and for the consummation of the transfer of the Mon Power Phase One Assets contemplated hereby as required under the terms of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Mon Power is a party or by which Mon Power or any of the Mon Power Phase One Assets, may be bound (collectively, “Mon Power Phase One Financing Instruments”), including those set forth on Schedule 10.2(b), shall have been obtained, other than those that if not obtained, would not, individually or in the aggregate, create a Material Adverse Effect, and there shall be no event of default under, and no event shall have occurred that (whether with or without notice, lapse of time or both) would constitute a default under, any of the Mon Power Phase One Financing Instruments.

(c) Mon Power shall have in all material respects performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by Mon Power on or prior to the Phase One Closing Date;

(d) The representations and warranties of Mon Power set forth in this Agreement shall be true and correct in all material respects as of the Phase One Closing Date as though made at and as of the Phase One Closing Date;

(e) AE Supply shall have received a certificate from a duly authorized officer of Mon Power, dated the Phase One Closing Date, to the effect that, to such officers’ Knowledge, the conditions set forth in Sections 10.2(b), (c) and (d) have been satisfied by Mon Power;

(f) Mon Power shall have delivered, or caused to be delivered, to AE Supply at the Phase One Closing, Mon Power’s closing deliveries described in Section 5.7; and

(g) AE Supply shall have received from a title insurance company ALTA title owner’s policies on the Phase One Real Property insuring title, subject only to Permitted Encumbrances, standard printed exceptions and such other Encumbrances as are reasonably acceptable to AE Supply.

10.3 Conditions to Obligations of Mon Power to Close Phase One.

The obligation of Mon Power to consummate the transactions contemplated by this Agreement to be consummated at the Phase One Closing shall be subject to the fulfillment of the following conditions, or the waiver thereof, by Mon Power at or prior to the Phase One Closing Date:

(a) Mon Power shall have received all Mon Power Required Regulatory Approvals;

(b) All waivers, consents, approvals and other instruments required for the execution, delivery and performance of this Agreement and the Ancillary Agreements, and for the consummation of the transfer of the AE Supply Phase One Assets contemplated hereby as required under the terms of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which AE Supply is a party or by which AE Supply, or any of the AE Supply Phase One Assets, may be bound (collectively, “AE Supply Phase One Financing Instruments”), including those set forth on Schedule 10.3(b), shall have been obtained, other than those that if not obtained, would not, individually or in the aggregate, create a Material Adverse Effect, and there shall be no event of default under, and no event shall have occurred that (whether with or without notice, lapse of time or both) would constitute a default under, any of the AE Supply Phase One Financing Instruments;

(c) AE Supply shall have in all material respects performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by AE Supply on or prior to the Phase One Closing Date;

(d) The representations and warranties of AE Supply set forth in this Agreement shall be true and correct in all material respects as of the Phase One Closing Date as though made at and as of the Phase One Closing Date (other than any representations and warranties made in respect of the AE Supply Phase Two Assets);

(e) Mon Power shall have received a certificate from a duly authorized officer of AE Supply, dated the Phase One Closing Date, to the effect that, to such officers’ Knowledge, the conditions set forth in Sections 10.3(b), (c) and (d) have been satisfied by AE Supply;

(f) AE Supply shall have delivered, or caused to be delivered, to Mon Power at the Phase One Closing, AE Supply’s closing deliveries described in Section 5.6;

(g) Mon Power shall have received from a title insurance company ALTA title owner’s policies on the Fort Martin Real Property insuring title, subject only to Permitted Encumbrances, standard printed exceptions and such other Encumbrances as are reasonably acceptable to Mon Power; and

(h) The WVPSC shall have issued a Final Order to Mon Power that, in substance, allows the Fort Martin Percentage Interest and the Phase Two Percentage Interests to be included in Mon Power’s rate base upon the consummation of the Phase One Closing and the Phase Two Closing, respectively, and further provides for ratemaking treatment of the Fort Martin Percentage Interest and the Phase Two Percentage Interests.

10.4 Conditions to Obligations of the Parties to Close Phase Two.

The obligation of the Parties to consummate the transactions contemplated by this Agreement to be consummated at the Phase Two Closing shall be subject to the fulfillment at or prior to the Phase Two Closing Date, of the following condition:

(a) No preliminary or permanent injunction or other order or decree by any Governmental Authority which prevents the consummation of the Phase Two transactions contemplated herein shall have been issued and remain in effect (each Party agreeing to use its reasonable best efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any state or federal government or Governmental Authority prohibiting the consummation of the exchange of the AE Supply Phase Two Assets.

10.5 Conditions to Obligations of AE Supply to Close Phase Two.

The obligation of AE Supply to consummate the transactions contemplated by this Agreement to be consummated at the Phase Two Closing shall be subject to the fulfillment of the following conditions, or the waiver thereof by the AE Supply, at or prior to the Phase Two Closing Date:

(a) Mon Power shall have in all material respects performed and complied with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Mon Power on or prior to the Phase Two Closing Date;

(b) The representations and warranties of Mon Power set forth in this Agreement shall be true and correct in all material respects as of the Phase Two Closing Date as though made at and as of the Phase Two Closing Date (other than any representations and warranties made in respect of the Mon Power Phase One Assets);

(c) AE Supply shall have received a certificate from a duly authorized officer of Mon Power, dated the Phase Two Closing Date, to the effect that, to such officers’ Knowledge, the conditions set forth in Sections 10.5(a) and (b) have been satisfied by Mon Power; and

(d) Mon Power shall have delivered, or caused to be delivered, to AE Supply at the Phase Two Closing, Mon Power’s closing deliveries described in Section 6.7.

10.6 Conditions to Obligations of Mon Power to Close Phase Two.

The obligation of Mon Power to consummate the transactions contemplated by this Agreement to be consummated at the Phase Two Closing shall be subject to the fulfillment of the following conditions, or the waiver thereof, by Mon Power at or prior to the Phase Two Closing Date:

(a) All waivers, consents, approvals and other instruments required for the execution, delivery and performance of this Agreement and the Ancillary Agreements, and for the consummation of the transfer of the AE Supply Phase Two

Assets, contemplated hereby as required under the terms of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which AE Supply is a party or by which AE Supply, or any of the AE Supply Phase Two Assets, may be bound (collectively, “AE Supply Phase Two Financing Instruments”), including those set forth on Schedule 10.6(a), shall have been obtained, other than those that if not obtained, would not, individually or in the aggregate, create a Material Adverse Effect, and there shall be no event of default under, and no event shall have occurred that (whether with or without notice, lapse of time or both) would constitute a default under, any of the AE Supply Phase Two Financing Instruments.;

(b) AE Supply shall have in all material respects performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by AE Supply on or prior to the Phase Two Closing Date;

(c) The representations and warranties of AE Supply set forth in this Agreement shall be true and correct in all material respects as of the Phase Two Closing Date as though made at and as of the Phase Two Closing Date (other than any representations and warranties made in respect of the AE Supply Phase One Assets);

(d) Mon Power shall have received a certificate from a duly authorized officer of AE Supply, dated the Phase Two Closing Date, to the effect that, to such officers’ Knowledge, the conditions set forth in Sections 10.6 (a), (b) and (c) have been satisfied by AE Supply;

(e) AE Supply shall have delivered, or caused to be delivered, to Mon Power at the Phase Two Closing, AE Supply’s closing deliveries described in Section 6.6; and

(f) Mon Power shall have received from a title insurance company ALTA title owner’s policies on the Phase Two Real Property insuring title, subject only to Permitted Encumbrances, standard printed exceptions and such other Encumbrances as are reasonably acceptable to Mon Power.

ARTICLE XI

TERMINATION; CERTAIN REMEDIES

11.1 Termination.

(a) This Agreement may be terminated at any time prior to the Phase One Closing by mutual written consent of AE Supply and Mon Power.

(b) This Agreement may be terminated by either Party if (i) any federal or state court of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Phase One

Closing or the Phase Two Closing, and such order, judgment or decree shall have become final and nonappeallable; or (ii) any statute, rule, order or regulation shall have been enacted or issued by any Governmental Authority that prohibits the consummation of the Phase One Closing or the Phase Two Closing.

(c) This Agreement may be terminated by AE Supply if it shall have received a Final Order that has caused the conditions set forth in Section 10.2(a) not to be satisfied.

(d) This Agreement may be terminated by Mon Power if it shall have received a Final Order that has caused the conditions set forth in Section 10.3(a) not to be satisfied.

(e) This Agreement may be terminated by AE Supply if there has been a violation or breach by Mon Power of any covenant, representation or warranty contained in this Agreement that has resulted in a Material Adverse Effect and such violation or breach is not cured by the earlier of the Phase One Closing Date or the Phase Two Closing Date, as applicable, or the date which is thirty (30) days after receipt by Mon Power of a notice specifying particularly such violation or breach, and that such violation or breach has not been waived by AE Supply.

(f) This Agreement may be terminated by Mon Power if there has been a violation or breach by AE Supply of any covenant, representation or warranty contained in this Agreement that has resulted in a Material Adverse Effect and such violation or breach is not cured by the earlier of the Phase One Closing Date or the Phase Two Closing Date, as applicable, or the date which is thirty (30) days after receipt by AE Supply of a notice specifying particularly such violation or breach, and that such violation or breach has not been waived by Mon Power.

11.2 Procedure and Effect of No-Default Termination. In the event of termination of this Agreement by either or both of the Parties pursuant to any of Section 11.1, written notice thereof shall forthwith be given by the terminating Party to the other Party, whereupon the liabilities of the Parties hereunder will terminate, except as otherwise expressly provided in this Agreement, and thereafter neither Party shall have any recourse against the other Party by reason of this Agreement.

11.3 Specific Performance. Each Party acknowledges and agrees that the other Party is relying on it to consummate the Phase One Closing and the Phase Two Closing, that the transactions contemplated by the Phase One Closing and the Phase Two Closing are unique, that it would be virtually impossible to obtain a fully adequate substitute for any such transaction, and that the award of damages at law may not be an adequate remedy for a failure to consummate any such transaction. Accordingly, each Party agrees that in the event that it fails to consummate any of the transactions contemplated by the Phase One Closing or the Phase Two Closing in breach of its obligations under this Agreement, then, and in addition to any other remedy contemplated by this Agreement, a court of competent jurisdiction shall have the power and authority to grant a request made by the other Party for specific performance, or other injunctive relief, where such specific performance, or injunctive relief, is an appropriate remedy under applicable law or applicable equitable principles.

11.4 Other Remedies. For the avoidance of doubt, the remedy provided for in Section 11.3 is not exclusive and is not intended to preclude any Party from pursuing any other right or remedy that may be available to such Party at law or in equity, including any such right to recover direct damages or pursue such other legal or equitable relief as may be available under applicable law or applicable equitable principles.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the Parties.

12.2 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but any such waiver of such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply therewith.

12.3 No Survival.

(a) Except as provided in this Section 12.3, (i) each and every representation, warranty and covenant contained in this Agreement in respect of the Phase One transactions shall expire with, and be terminated and extinguished by the consummation of the Phase One Closing and shall merge into the deed(s) delivered pursuant hereto and the transfer of the Assumed AE Supply Phase One Liabilities and the Assumed Mon Power Phase One Liabilities pursuant to this Agreement, and such representations, warranties and covenants shall not survive the Phase One Closing Date; and (ii) each and every representation, warranty and covenant contained in this Agreement in respect of the Phase Two transactions shall expire with, and be terminated and extinguished by the consummation of the Phase Two Closing and shall merge into the deed(s) delivered pursuant hereto and the transfer of the Assumed AE Supply Phase Two Liabilities pursuant to this Agreement, and such representations, warranties and covenants shall not survive the Phase Two Closing Date;

(b) The covenants contained herein that, by their terms, survive the Phase One Closing and the Phase Two Closing or the termination of this Agreement shall so survive in accordance with their respective terms.

12.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the recipient Party at its address (or at such other address or facsimile number for a Party as shall be specified by like notice; provided however, that notices of a change of address shall be effective only upon receipt thereof):

(a) If to AE Supply, to:

800 Cabin Hill Drive, A301B

Greensburg, PA 15601

Telephone: (724) 838-6788

Fax: (724) 830-5804

Attention: Leo Rajter, Vice President

with a copy to:

800 Cabin Hill Drive, M120

Greensburg, PA 15601

Telephone: (724) 838-6926

Fax: (724) 830-5184

Attention: David Fisfis, Deputy General Counsel

(b) if to Mon Power, to:

800 Cabin Hill Drive, C307

Greensburg, PA 15601

Telephone: (724) 838-6585

Fax: (724) 830-5151

Attention: David Flitman, President

with a copy to:

800 Cabin Hill Drive, M356

Greensburg, PA 15601

Telephone: (724) 838-6603

Fax: (724) 838-6797

Attention: Kathy Patton, Deputy General Counsel

12.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto, including by operation of law, without the prior written consent of the other Party, nor is this Agreement intended to confer upon any other Person except the Parties hereto any rights, interests, obligations or remedies hereunder.

12.6 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of West Virginia (without giving effect to conflict of law principles) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies (except as to such matters of real estate law that must be governed by the law of the Commonwealth of Pennsylvania).

12.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.8 Interpretation. The articles, section and schedule headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

12.9 Schedules and Exhibits. Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

12.10 Entire Agreement. This Agreement, the Ancillary Agreements, and the Exhibits, Schedules, documents, certificates and instruments referred to herein or therein, embody the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement and the Ancillary Agreements supersede all prior agreements and understandings between the Parties.

12.11 U.S. Dollars. Unless otherwise stated, all dollar amounts set forth herein are United States (U.S.) dollars.

12.12 Bulk Sales Laws. Each Acquiring Party acknowledges that, notwithstanding anything in this Agreement to the contrary, the Conveying Party will not comply with the provision of the bulk sales laws of any jurisdiction in connection with the transactions contemplated by this Agreement. Each Acquiring Party hereby waives compliance by the Conveying Party with the provisions of the bulk sales laws of all applicable jurisdictions to the extent permitted by law.

12.13 Tax Matters.

The Parties have entered into this Agreement with the intention that, to the extent eligible under the Code, the transfers of the Exchange Assets shall occur without recognition of a tax gain or loss by Parties hereto.

IN WITNESS WHEREOF, AE Supply and Mon Power have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

ALLEGHENY ENERGY SUPPLY COMPANY, LLC

By:	/s/ Leo C. Rajter
Name:	Leo C. Rajter
Title:	V.P. Operations

MONONGAHELA POWER COMPANY

By:	/s/ David E. Flitman
Name:	David E. Flitman
Title:	President

EXHIBIT A
Phase One Assets	Phase One Percentage Interest (in the absence of any other agreement between the Parties)
Equity interest in AGC	that percentage representing 127 MWs

Harrison Station	that percentage representing 13 MWs

Hatfield Station	that percentage representing 400 MWs

Pleasants Station	that percentage representing 276 MWs

Willow Island Station	that percentage representing 12 MWs

Contractual interest in OVEC	that percentage representing 67 MWs

Phase Two Assets	Phase Two Percentage Interests (in the absence of any other agreement between the Parties)
Albright Station	that percentage interest representing 108 MWs

Equity interest in AGC	that percentage interest representing 316 MWs

Pleasants Station	that percentage interest representing 100 MWs

Rivesville Station	that percentage interest representing 21 MWs

Willow Island Station	that percentage interest representing 48 MWs